                                                                     Exhibit 2.1


                               PURCHASE AGREEMENT

                                     BETWEEN

                        FALCON VIDEO COMMUNICATIONS, L.P.

                                       AND

                           WAVEDIVISION HOLDINGS, LLC

                                TABLE OF CONTENTS

1.    Definitions............................................................1

2.    Asset Drop Down; Sale of LLC Interest; Assumption of Certain
      Liabilities...........................................................10

      2.1   Asset Drop Down.................................................10

      2.2   Assumed Liabilities.............................................11

      2.3   Excluded Liabilities............................................12

      2.4   Sale of LLC Interest............................................12

3.    Closing...............................................................12

      3.1   Purchase Price..................................................12

      3.2   Deposit by Buyer................................................13

      3.3   Manner and Time of Closing and Payment..........................13

      3.4   Adjustment of Purchase Price....................................13

      3.5   Purchase Price Allocation.......................................15

4.    Representations and Warranties of Seller..............................15

      4.1   Organization, Qualification and Power...........................15

      4.2   Capacity; Due Authorization; Enforceability.....................15

      4.3   Absence of Conflicting Agreements...............................16

      4.4   Consents........................................................16

      4.5   Financial Statements............................................16

      4.6   Absence of Certain Changes......................................17

      4.7   Real Property; Leases...........................................17

      4.8   Personal Property...............................................18

      4.9   Sufficiency of Assets...........................................18

      4.10  Governmental Authorizations.....................................18

      4.11  Other Agreements................................................19

      4.12  Pole Attachment Agreements; Related Agreements..................19

      4.13  Retransmission Consent and Must-Carry; Rate Regulation;
            Copyright Compliance............................................20

      4.14  Litigation......................................................21

      4.15  Compliance with Laws............................................22

      4.16  Tax Returns.....................................................22

      4.17  Employee Benefit Plans..........................................22

      4.18  Labor Relations; Employees......................................23

      4.19  Environmental Matters...........................................24

      4.20  Bonds; Letters of Credit........................................25

      4.21  Information on the System and Subscribers.......................25

      4.22  Broker; Brokers' Fees...........................................26

      4.23  Accounts Receivable.............................................26

      4.24  Franchise Renewal Rights........................................26

      4.25  Transfer of Assets to LLC.......................................26

5.    Representations and Warranties of Buyer...............................26

      5.1   Organization, Qualification and Power...........................27

      5.2   Capacity; Due Authorization; Enforceability.....................27

      5.3   Absence of Conflicting Agreements...............................27

      5.4   Litigation......................................................27

      5.5   Brokers.........................................................27

6.    Covenants of Seller and Buyer.........................................28

      6.1   Continuity and Maintenance of Operations........................28

      6.2   Access to Seller; Confidentiality...............................30

      6.3   Notification....................................................30

      6.4   No Public Announcement..........................................31

      6.5   Regulatory Filings..............................................31

      6.6   Employees; Employee Benefits....................................31

      6.7   Required Consents...............................................32

      6.8   Tax Matters.....................................................33

      6.9    Further Assurances; Satisfaction of Covenants..................34

      6.10  Noncompetition Agreement........................................34

      6.11  Title Commitments and Surveys...................................35

      6.12  No Shop.........................................................35

      6.13  Risk of Loss....................................................35

      6.14  Retention of Books and Records..................................35

      6.15  Franchise Consents..............................................36

      6.16  Headend Lease...................................................37

      6.17  Estoppel Certificates...........................................37

      6.18  Transition Services.............................................37

      6.19  Bank Commitment Letters; Financing..............................37

      6.20  Financial Statements............................................37

      6.21  Utility Franchises..............................................38

7.    Conditions Precedent To Buyer's Obligations...........................38

      7.1   Representations and Warranties of Seller........................38

      7.2   Covenants.......................................................38

      7.3   Material Consents...............................................38

      7.4   Judgments.......................................................39

      7.5   Material Adverse Change.........................................39

      7.6   Revenue Ruling..................................................39

      7.7   Asset Drop Down.................................................39

      7.8   Headend Lease...................................................39

      7.9   Utility Franchises..............................................39

      7.10  Retained Franchise Management Agreement.........................39

      7.11  Transition Services Agreement...................................39

      7.12  HSR Act.........................................................39

      7.13  Delivery of Certificates and Documents..........................40

8.    Conditions Precedent to Seller's Obligations..........................40

      8.1   Representations and Warranties of Buyer.........................40

      8.2   Covenants.......................................................41

      8.3   Judgments.......................................................41

      8.4   Retained Franchise Management Agreement.........................41

      8.5   HSR Act.........................................................41

      8.6   Delivery of Certificates and Documents..........................41

      8.7   Purchase Price..................................................41

      8.8   Transition Services Agreement...................................41

9.    Survival of Representations and Warranties............................42

10.   Indemnification.......................................................42

      10.1  Indemnification by Buyer........................................42

      10.2  Indemnification by Seller.......................................42

      10.3  Assertion of Claims.............................................42

      10.4  Notice of and Right to Defend Third Party Claims................43

      10.5  Limitations of Liability........................................43

      10.6  Exclusive Remedy................................................44

11.   Termination...........................................................44

      11.1  Termination.....................................................44

      11.2  Surviving Obligations...........................................45

      11.3  Attorney's Fees.................................................45

12.   Expenses..............................................................45

13.   Entire Agreement......................................................45

14.   Parties Obligated and Benefited.......................................45

15.   Notices...............................................................45

16.   Amendments and Waivers................................................47

17.   Severability..........................................................47

18.   Section Headings and Terms............................................47

19.   Counterparts..........................................................47

20.   Governing Law.........................................................47

21.   Specific Performance..................................................47

22.   Liquidated Damages....................................................47

23.   Cooperation...........................................................48

                               PURCHASE AGREEMENT

      THIS PURCHASE AGREEMENT (this "Agreement"), is made and entered into as of the 29th day of May, 2003, by and between Falcon Video Communications, L.P., a limited partnership organized under the laws of the State of Delaware ("Seller"), and WaveDivision Holdings, LLC, a limited liability company organized under the laws of the State of Delaware ("Buyer").

                              W I T N E S S E T H:

      WHEREAS, Seller owns and operates the System (as hereinafter defined);

      WHEREAS, Seller will contribute all of the Assets comprising the System described in Section 2.1(b) of this Agreement, excepting those Excluded Assets described in Section 2.1(c) of this Agreement, to a newly formed limited liability company wholly owned by Seller; and

      WHEREAS, Buyer wishes to purchase, and Seller wishes to sell, all of the membership and other ownership interests in the newly formed limited liability company, subject to the terms and conditions set forth herein;

      NOW, THEREFORE, in consideration of the representations and warranties and the mutual covenants and agreements herein contained, and other good and valuable consideration, the receipt and sufficiency of which hereby are acknowledged, Seller and Buyer do hereby agree as follows:

1. Definitions. In addition to the terms defined elsewhere in this Agreement, the following terms shall have the following meanings when used herein with initial capital letters:

      "Adjusted Purchase Price" has the meaning set forth in Section 3.1 of this Agreement.

      "Adjustment Assets" means (without duplication) the sum of the following, as the same shall exist as of the Adjustment Time, to the extent relating to the System and consistent with the representations, warranties and covenants of Seller contained herein and to the extent (and only up to such amount) included on the Pre-Closing Certificate described in Section 3.4(b) and as adjusted in the Post-Closing Certificate described in Section 3.4(c), calculated in accordance with GAAP consistently applied and in a manner consistent with the preparation of the Financial Statements and to reflect the principle enunciated in Section 3.4(a):

            (i) one hundred percent (100%) of the face amount of all accounts receivable included in the Assets that are 30 days or less past due as of the Adjustment Time, ninety-five percent (95%) of the face amount of all accounts receivable included in the Assets that are between 31 and 60 days past due as of the Adjustment Time, ninety-five percent (95%) of the face amount of all advertising sales accounts receivable included in the Assets that are between 61 and 120 days past due and all accounts receivable in the Assets that are $10 or less in amount; provided, however, that Adjustment Assets shall not include: (A) any portion of non-advertising sales accounts receivable that is more than 60 days past due as of the Adjustment

Time (except for past due amounts of $10 or less), (B) any portion of advertising sales accounts receivable that is more than 120 days past due as of the Adjustment Time (except for past due amounts of $10 or less), or (C) such accounts receivable that relate to customers whose accounts are inactive or whose service is pending disconnection for any reason on the Closing Date;

            (ii) the amount of all prepaid expenses as of the Adjustment Time relating to the ownership or operation of the Assets and the System (which prepaid expenses shall be prorated between Seller and Buyer as of the Adjustment Time on the basis of the period covered by the respective prepayment and shall include, without limitation, prepaid expenses attributable to real and personal property taxes, rentals and power and utility charges, copyright fees and pole attachment fees); and

            (iii) all prepayments, credit balances and deposits of Seller related to the System (including any accrued interest thereon) to the extent the benefit of such prepayments, credit balances and deposits will be realized by Buyer after the Closing Date.

Anything herein to the contrary notwithstanding, Adjustment Assets shall not include (A) intercompany allocations and other payments of overhead charges; (B) prepaid taxes based in whole or in part on the income of Seller or its Affiliates or the System or the transactions contemplated by this Agreement; (C) prepaid expenses relating to supplies and inventory; (D) prepaid insurance expenses and bonds; (E) prepaid wages, salaries, payroll taxes and expenses, benefits, perquisites and other compensation related expenses; and (F) prepaid expenses related to the Excluded Assets. For purposes of this definition, the number of days past due of a customer account will be determined from the first day of the period for which the applicable billing relates.

      "Adjustment Liabilities" means (without duplication) the sum of the following, as the same shall exist as of the Adjustment Time, to the extent relating to the System and consistent with the representations, warranties and covenants of Seller contained herein and to the extent (and only up to such amount) included on the Pre-Closing Certificate described in Section 3.4(b) and as adjusted in the Post-Closing Certificate described in Section 3.4(c), calculated in accordance with GAAP consistently applied and in a manner consistent with the preparation of the Financial Statements and to reflect the principle enunciated in Section 3.4(a):

            (i) all subscriber or third party prepayments, credit balances and deposits related to the System (including any accrued interest thereon);

            (ii) all accrued and unpaid expenses relating to the ownership or operation of the Assets and the System, including accrued and unpaid franchise fees (which accrued and unpaid expenses shall be prorated between Seller and Buyer as of the Adjustment Time on the basis of the period to which the respective expense relates, and shall include, without limitation, accrued expenses attributable to real and personal property taxes, rentals and power and utility charges, copyright fees and pole attachment fees);

            (iii) all accounts payable relating to the ownership or operation of the Assets and the System, incurred in the ordinary course of business;

            (iv) all deferred revenue received by Seller or the System prior to the Adjustment Time for services to be rendered by Buyer, the LLC or the System to other third parties after the Closing Date, including payments for cable television commercials, which fees shall be prorated between Seller and Buyer as of the Adjustment Time on the basis of the period to which such fees relate, but excluding Launch Fees and fees relating to any programming agreement; and

            (v) with respect to Transferred Employees as defined in Section 6.6(a), accrued obligations through the Adjustment Time for vacation days, subject to Section 6.6(c).

      "Adjustment Time" has the meaning set forth in Section 3.4(a).

      "Affiliate" means, with respect to any Person, any other Person controlling, controlled by or under common control with, such Person, with "control" for such purpose meaning the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities or voting interests, by contract or otherwise.

      "Assets" has the meaning set forth in Section 2.1(b) of this Agreement.

      "Asset Drop Down" has the meaning set forth in Section 2.1(b) of this Agreement.

      "Assumed Contract" as the meaning set forth in Section 2.2(a) of this Agreement.

      "Assumed Liabilities" has the meaning set forth in Section 2.2 of this Agreement.

      "Basic Cable Service" means the tier of cable television service that includes at least the retransmission of local broadcast signals as defined in the Cable Act which defines "cable television service" specifically as "(A) the one-way transmission to subscribers of (i) video programming, or (ii) other programming service, and (B) subscriber interaction, if any, which is required for the selection or use of such video programming or other programming service."

      "Books and Records" means all regulatory, business, operational, maintenance, tax and financial (relating principally to the System, the LLC or the Assets) and engineering records, files, data, drawings, blueprints, schematics and maps, if any, of the System and LLC and reports and records concerning suppliers, customers, subscribers and others customarily maintained in the management and operation of the System or the LLC.

      "Business Day" means any day other than Saturday, Sunday or a day on which banking institutions in St. Louis, Missouri or New York, New York are required or authorized to be closed.

      "Cable Act" means Title VI of the Communications Act of 1934, as amended, 47 U.S.C. Sections 151 et seq., all other provisions of the Cable Communications Policy Act of 1984 and the provisions of the Cable Television Consumer Protection and Competition Act of 1992, and the provisions of the Telecommunications Act of 1996 amending Title VI of the Communications Act of 1934, in each case as amended, and the rules and regulations, policies and published decisions of the FCC thereunder, as in effect from time to time.

      "Closing" has the meaning set forth in Section 3.3 of this Agreement.

      "Closing Date" has the meaning set forth in Section 3.3 of this Agreement.

      "Communications Act" means the Communications Act of 1934, as amended by the Cable Communications Policy Act of 1984, the Cable Television Consumer Protection and Competition Act of 1992 and the provisions of the Telecommunications Act of 1996 amending Title VI of the Communications Act of 1934, and as may be further amended, and the rules and regulations, policies and published decisions of the FCC thereunder, as in effect from time to time.

      "Compensation Arrangement" means any plan or compensation arrangement, other than an Employee Plan or a Multiemployer Plan, whether written or unwritten, which provides to employees or former employees of Seller or any ERISA Affiliate any compensation or other benefits, whether deferred or not, in excess of base salary, wages or commissions and excluding overtime pay, and including, but not limited to, any bonus (including any bonus given to motivate employees to work for Seller through the Closing), incentive plan, stock rights plan, deferred compensation arrangement, stock purchase plan, severance pay plan and any other perquisites and employee fringe benefit plans.

      "Data Service" means the provision of cable modem high speed internet access and other data services through the System to residential and commercial subscribers.

      "DOJ" means the Antitrust Division of the United States Department of Justice.

      "Employee" means any person whose employment principally relates to the System.

      "Employee Plan" means any pension, retirement, profit-sharing, deferred compensation, vacation, severance, bonus, incentive, medical, vision, dental, disability, life insurance or any other employee benefit plan as defined in
Section 3(3) of ERISA (other than a Multiemployer Plan) to which Seller or any of its ERISA Affiliates contributes or has any obligation to contribute or to which Seller or any of its ERISA Affiliates sponsors, maintains or otherwise has liability.

      "Encumbrance" means any mortgage, lien, security interest, security agreement, conditional sale or other title retention agreement, limitation, pledge, option, charge, assessment, restrictive agreement, restriction, encumbrance, adverse interest, adverse claim, voting agreement, restriction on transfer or any exception to or defect in title or other ownership interest.

      "Environmental Claim" means a written demand or charge (except as otherwise provided in Section 4.19) relating to the System alleging a violation of or noncompliance with any Environmental Law.

      "Environmental Laws" means any and all federal, state or local laws, statutes, rules, regulations, ordinances, orders, decrees and other binding obligations: (i) related to releases or threatened releases of any Hazardous Substance to soil, surface water, groundwater, air or any other environmental media; (ii) governing the use, treatment, storage, disposal, transport or handling of Hazardous Substances; or (iii) related to the pollution or protection of the environment and human health. Such Environmental Laws shall include, but are not limited to, RCRA, CERCLA, EPCRA, the Clean Air Act, the Clean Water Act, the Safe Drinking Water Act, the Toxic Substances Control Act, the Endangered Species Act and any other federal, state or local laws, statutes, ordinances, rules, orders, permit conditions, licenses or any terms or provisions thereof related to clause (i), (ii) or (iii) above.

      "Equipment" means all electronic devices, trunk and distribution coaxial and optical fiber cable, amplifiers, power supplies, conduit, vaults and pedestals, grounding and pole hardware, subscriber's devices (including converters, encoders, transformers behind television sets and fittings), headend hardware (including origination, earth stations, transmission and distribution system), test equipment, vehicles, towers, tower equipment, microwave equipment, office equipment, computers, billing equipment, furniture, fixtures, supplies, inventory and other tangible personal property owned, leased, used or held for use principally in the operation of the System.

      "Equivalent Basic Subscribers" (or "EBSs") means as of any date of determination, an active customer for at least Basic Cable Service either in a single household, a commercial establishment or in a multi-unit dwelling (including a hotel unit); provided, however, that the number of customers in a multi-unit dwelling or commercial establishment that obtain service on a "bulk-rate" basis will be determined by dividing the gross bulk-rate billings for both (i) Basic Cable Service and (ii) Expanded Basic Service (but not billings from a la carte tiers or premium services, installation or other non-recurring charges, converter rental, new product tier or from any outlet or connection other than such customer's first or from any pass-through charges for sales taxes, line-itemized franchise fees, fees charged by the FCC and the like) attributable to such multi-unit dwelling or commercial establishment during the most recent billing period ended prior to the date of calculation (but excluding billings in excess of a single month's charge) by the retail rate charged during the billing period to individual households for combined Basic Cable Service and Expanded Basic Service offered by the System as of the Closing Date (excluding a la carte tiers or premium services, installation or other non-recurring charges, converter rental, new product tier or from any outlet or connection other than the first or from any pass-through charges for sales taxes, line-itemized franchise fees, fees charged by the FCC and the like). For purposes of this definition, an "active customer" means any person, commercial establishment or multi-unit dwelling at any given time that is paying for and receiving at least Basic Cable Service from the System who has an account that is not more than 60 days past due (except for past due amounts of $10 or less, provided such account is otherwise current). For purposes of this definition, an "active customer" does not include any person, commercial establishment or multi-unit dwelling that as of the date of calculation has not paid in full the System's regular basic monthly subscription rate for at least Basic Cable Service (excluding installation or other non-recurring charges) without discount (other than discounts offered pursuant to selling or marketing campaigns or promotional activities engaged in by the System in the ordinary course of business consistent with past practices) for at least one month. For purposes of this definition, the number of days past due of a customer account will be determined from the first day of the period for which the applicable billing relates.

       "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations thereunder, as in effect from time to time.

      "ERISA Affiliate" means, with respect to Seller, (i) any corporation which at, or at any time before, the Closing Date is or was a member of the same controlled group of corporations (within the meaning of Section 414(b) of the IRC) as Seller; (ii) any partnership, trade or business (whether or not incorporated) which at, or any time before, the Closing Date is or was under common control (within the meaning of Section 414(c) of the IRC) with Seller;
(iii) any entity, which at, or at any time before, the Closing Date is or was a member of the same affiliated service group (within the meaning of Section 414(m) of the IRC) as Seller, any corporation described in clause (i) or any partnership, trade or business described in clause (ii); and (iv) any entity which at any time before the Closing Date is or was required to be aggregated with Seller under Section 414(o) of the IRC.

      "Excluded Assets" has the meaning set forth in Section 2.1(c) of this Agreement.

      "Expanded Basic Service" means any level of video programming service greater than Basic Cable Service provided over the System, regardless of service tier, other than Basic Cable Service, any new product tier, digital tier and pay tv services.

      "FCC" means the Federal Communications Commission.

      "Franchise" means all franchise agreements and similar governing agreements, instruments and resolutions and franchise-related statutes and ordinances or acknowledgement of a Governmental Authority that are necessary or required in order to operate the System and to provide cable television services in the System.

      "Franchise Area" means, with respect to any Franchise, the geographic area in which Seller is authorized to operate the System pursuant to such Franchise.

      "FTC" means the Federal Trade Commission.

      "GAAP" means generally accepted accounting principles as in effect from time to time in the United States of America.

      "Governmental Authority" means (i) the United States of America or (ii) any state of the United States of America and any political subdivision thereof, including counties, municipalities and the like having legal jurisdiction over the System or Assets, the operations of Seller or the Real Property or (iii) any agency, authority or instrumentality of any of the foregoing, including any court, tribunal, department, bureau, commission or board.

      "Governmental Authorizations" means, collectively, all Franchises and other authorizations, agreements, Licenses, permits, approvals, easements, registrations, qualifications, leases, variances and similar rights for and with respect to the construction and operation of the System obtained from any Governmental Authority.

      "Hazardous Substance" means any pollutant, contaminant, chemical, toxic or noxious substance, material, gas, compound or waste which, due to its nature or quantity, is regulated under Environmental Laws, including, without limitation, any petroleum compounds (refined or crude), flammable substances, explosives, asbestos-containing materials, radioactive materials and polychlorinated biphenyls ("PCBs").

      "Headend Lease" means that certain Commercial Lease commencing August 1, 1996, between Seller and Willis E. Twiner or his successor for the property located at 4519 S.E. Mile Hill Drive, Port Orchard, Washington.

      "Intangibles" means all intangible assets, including subscriber lists, accounts receivable, claims (excluding any claims relating to Excluded Assets), causes of action (unless identified as an Excluded Asset), copyrights, going concern value and goodwill, if any, owned, used or held for use principally in the operation of the System.

      "IRC" means the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder as in effect from time to time.

      "Knowledge of Seller," "Seller's Knowledge" or phrases of similar import means, the actual knowledge of any of Frank Antonovich, Jerry Rotondo, Kirby White, or any of their respective successors, and such knowledge that any of those persons should have acquired in the reasonable discharge of his management responsibilities with respect to the System.

      "Launch Fees" means any advance or lump sum payments received by Seller or its Affiliates or the System in connection with any programming agreement used in the operation of the System.

      "Leases" means the Personal Property Leases and the Real Property
Leases.

      "Legal Requirement" means any binding and applicable statute, ordinance, code, law, rule, regulation, permit or permit condition, administrative or judicial decree, order or other requirement, standard or procedure enacted, adopted or applied by any Governmental Authority, including judicial decisions applying common law or interpreting any other Legal Requirement.

      "License" means any license, permit or other authorization (other than a Franchise) issued by a Governmental Authority, including, but not limited to, the FCC, used in the operation of the System (including, but not limited to, TV translator station licenses and microwave licenses (including, but not limited to, Cable Television Relay Services "CARS" and Television Receive Only "TVRO" earth station registrations).

      "Liquidated Damages Amount" means (X) One Hundred Thousand Dollars ($100,000) (i) at all times on or before June 28, 2003, or (ii) if Seller terminates this Agreement pursuant to Section 11.1(e), and (Y) except if Seller terminates this Agreement pursuant to Section 11.1(e), Two Million Dollars ($2,000,000) at all times after June 28, 2003; provided that the June 28, 2003 date is subject to extension as provided in Section 6.20 in the case of the Liquidated Damages Amount payable by Buyer.

      "LLC" has the meaning set forth in Section 2.1.

      "LLC Interest" has the meaning set forth in Section 3.1.

      "Material Adverse Effect" means a material adverse effect on the business, financial condition, results of operations, assets or liabilities of the System, taken as a whole, which has occurred and any event or development which would reasonably be expected, individually or in the aggregate, with the passage of time, to constitute such a Material Adverse Effect.

      "Material Consents" has the meaning set forth in Section 4.4.

      "Multiemployer Plan" means a plan, as defined in Section 3(37) or 4001(a)(3) of ERISA, to which Seller or any trade or business that would be considered a single employer with Seller under Section 4001(b)(1) of ERISA contributed, contributes or is required to contribute.

      "Outside Closing Date" means May 29, 2004.

      "Permitted Encumbrances" means the following: (i) statutory landlord's liens and liens for current taxes, assessments and governmental charges not yet due and payable (or being contested in good faith by appropriate proceedings);
(ii) zoning laws and ordinances and similar Legal Requirements; (iii) rights reserved to any Governmental Authority to regulate the affected property; (iv) as to interests in Real Property, any easements, rights-of-way, servitudes, permits, restrictions and minor imperfections or irregularities in title that are reflected in the public records and that do not individually or in the aggregate materially interfere with the right or ability to own, use, lease or operate the Real Property as presently utilized by Seller or the System in the ordinary course of business, and which do not materially impair the value of the Real Property; and (v) any Encumbrance created in connection with or pursuant to an Assumed Liability. Permitted Encumbrances do not include any item or items, which, individually or in the aggregate, could have a Material Adverse Effect.

      "Person" means any natural person, corporation, partnership, trust, unincorporated organization, association, limited liability company, Governmental Authority or other entity.

      "Personal Property Leases" has the meaning set forth in Section 4.8 of this Agreement.

      "Purchase Price" has the meaning set forth in Section 3.1 of this Agreement.

      "Real Property" means all of the fee and leasehold estates, buildings, fixtures and other improvements thereon, easements, licenses, wire crossing permits, rights to access, rights-of-way and other real property interests that are owned or held or used or held for use principally in the business or operations of the System, plus such additions thereto and less such deletions therefrom arising between the date hereof and the Closing Date in accordance with this Agreement.

      "Real Property Leases" has the meaning set forth in Section 4.7 of this Agreement.

      "Related Agreements" means all written agreements, instruments, affidavits, certificates and other documents, other than this Agreement, that are executed and delivered by Buyer, Seller or the LLC pursuant to this Agreement or in connection with the Asset Drop Down, Buyer's purchase of the LLC Interest or any other transactions contemplated by this Agreement, regardless of whether such agreements, instruments, affidavits, certificates and other documents are expressly referred to in this Agreement.

      "Release" means any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migration into the indoor or outdoor environment or into or out of any Real Property (owned, leased or used by easement), including the movement of contaminants through or in the air, soil, surface water or groundwater above, in or below any parcel of Real Property, including a Release as defined in CERCLA at 42 U.S.C. Section 9601(22).

      "Required Consents" means any consent of any Governmental Authority or other Person under any License, Franchise, other Governmental Authorization, System Contract, agreement or other instrument which is necessary as a condition to the transfer or assignment of any such License, Franchise, Governmental Authorization, System Contract, agreement or other instrument or as a condition to the consummation of the transactions contemplated by this Agreement and the Related Agreements.

      "SEC" means the United States Securities and Exchange Commission.

      "System" means the cable television reception and distribution system owned and operated in the conduct of the cable television business and all of the activities and operations ancillary thereto, including the provision of cable modem internet access services, advertising services and other income generating businesses, conducted or carried on in the Franchise Areas and communities listed on Schedule 1.

      "System Contract" means any pole line agreement, underground conduit agreement, crossing agreement, retransmission consent agreement, lease, non-governmental license, subscriber agreement, multiple dwelling, bulk billing or commercial service agreement, or any other contract or agreement (other than a Governmental Authorization) held for use or used in connection with or that relates to the business or operation of the System and to which Seller or an Affiliate of Seller is a party or which is binding on Seller or an Affiliate of Seller or the System and which is in effect on the date of this Agreement or which is entered into between the date of this Agreement and the Closing Date in compliance with this Agreement, including the Real Property Leases, Personal Property Leases, Pole Attachment Agreements and other contracts and agreements listed on Schedule 4.7, 4.8, 4.11 or 4.12. The term "System Contract" excludes any agreement or other contract which is part of the Excluded Assets.

      "Taxes" or "Tax" means any and all governmental or quasi-governmental fees (including, without limitation, license, filing and registration fees), taxes (including, without limitation, income, gross receipts, franchise, sales, use, property, real or personal, tangible or intangible taxes), interest equalization and stamp taxes, assessments, levies, imposts, duties, charges, required contributions or withholdings of any kind or nature whatsoever, including without limitation, income, capital, excise, employment, occupancy, property, ad valorem, sales, transfer, recording, documentary, registration, motor vehicle, franchise use and gross receipts taxes imposed by any Governmental Authority, together with any and all penalties, fines or interest thereon or additions attributable thereto.

2.    Asset Drop Down; Sale of LLC Interest; Assumption of Certain Liabilities.

      2.1 Asset Drop Down.

            (a) Within 30 days after the date of this Agreement, Seller shall cause to be formed a limited liability company under the laws of the State of Washington, to be wholly owned by Seller (the "LLC"), using a Certificate of Formation and Limited Liability Company Agreement in a form reasonably acceptable to Buyer and Seller.

            (b) Subject to the terms, provisions and conditions contained in this Agreement, immediately prior to Closing (the "Contribution Time"), Seller will assign, transfer, convey and deliver, or cause to be assigned, transferred, conveyed and delivered, to the LLC, as a contribution to the capital of the LLC, all right, title and interest of Seller and any Affiliate of Seller in the Assets, free and clear of all Encumbrances other than Permitted Encumbrances (the "Asset Drop Down"). The term "Assets" as used in this Agreement shall mean all of the assets, properties, privileges, rights, interests and claims, tangible and intangible, real and personal, that are located within any of the Franchise Areas that are owned, leased or held for use in connection with the operation of the System or if located elsewhere that are used or useful principally in connection with the operation of the System as the same shall exist on the Closing Date; provided, however, that the Assets shall not include any of the "Excluded Assets," as defined in Section 2.1(c). Assets shall include, without limitation:

                  (i) all of the Franchises, Licenses and other Governmental
            Authorizations;

                  (ii) all System Contracts;

                  (iii) all of the Intangibles;

                  (iv) all of the Equipment;

                  (v) all of the Real Property;

                  (vi) all accounts receivable and prepaid expenses relating principally to the Assets or the operation of the System;

                  (vii) all Books and Records; and

                  (viii) all rights under warranties from vendors and other third parties.

            (c) Notwithstanding the foregoing, the Assets shall not include, and the LLC and Buyer shall not acquire any interest in or to, any of the following held by Seller or any of its Affiliates (the "Excluded Assets"):

                  (i) programming and retransmission consent agreements of Seller;

                  (ii) insurance policies of Seller and rights and claims thereunder;

                  (iii) bonds, letters of credit, surety instruments and other similar items and any stocks, bonds, certificates of deposit and similar investments of Seller;

                  (iv) cash and cash equivalents and intercompany notes receivable of Seller;

                  (v) Seller's copyrights, trademarks, trade names, service marks, service names, logos and patents;

                  (vi) Seller's minute books and other books and records not principally related to the System (including those related to internal matters and financial relationships with Seller's lenders and affiliates);

                  (vii) all Employee Plans, Multiemployer Plans and Compensation Arrangements;

                  (viii) software licenses, as set forth on Schedule
2.1(c)(viii);

                  (ix) agreements for standard corporate management services and other agreements with affiliate companies set forth on Schedule 2.1(c)(ix); and

                  (x) all other assets, agreements and properties set forth in
Schedule 2.1(c)(x).

            (d) The contribution of the Assets, and the acceptance of the Assets and the assumption of the Assumed Liabilities (as defined below), will be made pursuant to a Bill of Sale and an Assignment and Assumption Agreement, each in a form reasonably acceptable to Buyer and Seller. At Closing, Seller shall withdraw as a member and resign as manager of the LLC.

      2.2 Assumed Liabilities. Subject to the terms, provisions and conditions contained in this Agreement, on and after the Contribution Time, the LLC shall assume, pay, discharge and perform the following to the extent related to the Assets received by the LLC (the "Assumed Liabilities"):

            (a) liabilities and obligations under (A) the Franchises, Governmental Authorizations and Licenses included within the Assets which are listed on Schedule 4.10, (B) under the System Contracts included within the Assets which either are listed on Schedule 4.7, 4.8, 4.11 or 4.12 or are not required by the terms of Section 4.8(b) or 4.11 to be listed on such Schedules (because such System Contracts fall below certain specified thresholds in Section 4.8(b) or 4.11 which require System Contracts to be listed on such schedule), or are contracts entered into by Seller between the date hereof and the Closing Date in accordance with the provisions of Section 6.1(b) hereof (the "Assumed Contracts"), and in each case accruing and relating to the period from and after the Closing Date (other than liabilities or obligations attributable to any failure by Seller to comply with the terms thereof);

            (b) the Adjustment Liabilities to the extent they are taken into account in determining the Purchase Price adjustment required by Section 3.4; and

            (c) liabilities and obligations arising out of the LLC's or Buyer's ownership or operation of the System from and after the Closing, except to the extent that any such liability or obligation relates to any of the Excluded Assets.

      2.3 Excluded Liabilities. Notwithstanding any provision in this Agreement or any Related Agreement to the contrary, the LLC is assuming only the Assumed Liabilities and neither the LLC nor Buyer is assuming or shall be responsible for any other liability or obligation of Seller or any Affiliate of Seller or arising out of or relating to the Assets or the System (or any predecessor owner of all of part of its business or assets) of whatever nature, whether presently in existence or arising hereafter, known or unknown, contingent or otherwise. All other obligations and liabilities arising out of or relating to the Assets or the System shall be retained by and remain obligations and liabilities of Seller or such predecessor, as applicable (all such liabilities and obligations not being assumed being referred to herein as the "Excluded Liabilities"). The Excluded Liabilities shall include, without limitation, the following: (a) obligations with respect to the Excluded Assets, and (b) any claims or pending litigation or proceedings relating to the operation of the System prior to or on the Closing Date.

      2.4 Sale of LLC Interest. On the Closing Date, immediately after the Contribution Time, subject to the terms, provisions and conditions contained in this Agreement, Buyer will purchase, and Seller will sell and transfer to Buyer, the LLC Interest, free and clear of any Encumbrances, pursuant to an Assignment of LLC Interest in a form reasonably acceptable to Buyer.

3.    Closing.

      3.1 Purchase Price. The aggregate purchase price payable by Buyer for all the outstanding limited liability company membership interests and any other ownership interests in the LLC (collectively, the "LLC Interest") shall be Ninety-One Million Dollars ($91,000,000.00), as adjusted at the Closing pursuant to Section 3.4(b) (the "Purchase Price"), and as further adjusted post-Closing pursuant to Section 3.4(c) (as so adjusted, the "Adjusted Purchase Price"), of which $5,000,000 (the "Indemnity Amount") will be deposited into an interest-bearing escrow account with US Bank N.A. St. Louis (the "Escrow Agent"), to secure Seller's indemnity obligations to Buyer under this Agreement. The Indemnity Amount shall be governed in accordance with the terms of an escrow agreement (the "Indemnity Escrow Agreement") to be entered into at Closing, which shall provide:

            (a) $2,500,000 of the Indemnity Amount, less the amount of any Claims (as defined in Section 10) made by Buyer in accordance with the terms of
Section 10 of this Agreement that either have been paid by Seller out of the Indemnity Amount or are then unresolved, shall be paid to Seller on the date that is 90 days after the Closing Date;

            (b) $4,000,000 of the Indemnity Amount, less the portion of the Indemnity Amount already released pursuant to clause (a) above and less the amount of any Claims made by Buyer in accordance with the terms of Section 10 of this Agreement that either have been paid by Seller out of the Indemnity Amount or are then unresolved, shall be paid to Seller on the date that is 180 days after the Closing Date; and

            (c) the entire remaining unreleased portion of the Indemnity Amount, less the amount of any Claims made by Buyer in accordance with the terms of
Section 10 of this Agreement that are then unresolved, shall be paid to Seller on the date that is 15 months after the Closing Date.

      3.2 Deposit by Buyer. As an inducement to Seller to enter into this Agreement, (i) concurrently with the execution hereof Buyer shall deposit $100,000 (the "Initial Buyer Deposit") into an interest-bearing escrow account with the Escrow Agent, and (ii) unless this Agreement is earlier terminated in accordance with Section 11.1, on June 30, 2003 (subject to extension as provided in Section 6.20), Buyer shall deposit an additional $1,900,000 (the "Supplemental Buyer Deposit," and together with the Initial Buyer Deposit and all interest and earnings on both such amounts, the "Buyer Escrow Amount"). The release of the Buyer Escrow Amount shall be governed in accordance with the terms of the Deposit Escrow Agreement to be entered into as of the date hereof (the "Deposit Escrow Agreement"), which shall provide for the following: (a) at Closing, the Buyer Escrow Amount shall be released to Seller and applied to the Purchase Price, or (b) upon termination of this Agreement, the entire Buyer Escrow Amount will be released immediately as follows:

            (a) to Seller, if Seller terminates this Agreement pursuant to
Section 11.1(b), 11.1(c) or 11.1(e) or if Buyer terminates this Agreement pursuant to Section 11.1(d); provided, however, if Seller terminates this Agreement pursuant to Section 11.1(e), only the Initial Buyer Deposit shall be released to Seller and the Supplemental Buyer Deposit shall be released to Buyer;

            (b) to Buyer, if Buyer terminates this Agreement pursuant to Section 11.1(b), 11.1(c), 11.1(f) or 11.1(g), if Seller terminates this Agreement pursuant to Section 11.1(d), or if this Agreement terminates automatically pursuant to the first sentence of Section 11.1;

            (c) to the party designated by Buyer and Seller, if Buyer and Seller terminate this Agreement pursuant to Section 11.1(a).

      3.3 Manner and Time of Closing and Payment. The closing of the transactions contemplated herein (the "Closing") shall take place at the offices of Thompson Coburn LLP, One US Bank Plaza, St. Louis, Missouri 63101 on the date agreed to by Buyer and Seller, which date shall be not less than three (3) Business Days or more than ten (10) Business Days after the satisfaction or waiver of all conditions set forth in Sections 7 and 8 hereof (such date on which the Closing actually occurs being the "Closing Date"). At the Closing, Buyer shall deliver to Seller in immediately available funds the Purchase Price (as adjusted pursuant to Section 3.4(a)), less the amount of the Indemnity Amount and the Buyer Escrow Amount by wire, inter-bank or intra-bank transfer, in accordance with Seller's written instructions.

      3.4 Adjustment of Purchase Price.

            (a) The Purchase Price shall be subject to adjustment, as of 12:01 a.m. (St. Louis time) on the Closing Date (the "Adjustment Time"), to, among other things, reflect, in accordance with GAAP, the principle that all revenues and refunds, and all costs, expenses and liabilities, attributable to the operation of the System for any period prior to such time at the

Closing Date are for the account of Seller, and all revenues and refunds, and all costs, expenses and liabilities (other than the Excluded Liabilities) attributable to the operation of the System from and after such time at the Closing Date are for the account of Buyer. The adjustments to be made to the Purchase Price pursuant to this Section 3.4(a) shall consist of the following:

                  (i) if the Adjustment Assets as of the Adjustment Time are in excess of the Adjustment Liabilities as of the Adjustment Time, the Purchase Price shall be increased by an amount equal to such excess;

                  (ii) if the Adjustment Liabilities as of the Adjustment Time are in excess of the Adjustment Assets as of the Adjustment Time, the Purchase Price shall be decreased by an amount equal to such excess;

                  (iii) if the number of Equivalent Basic Subscribers as of the Adjustment Time is less than 25,000, then the Purchase Price shall be reduced by an amount equal to $3,640 multiplied by the difference between 25,000 and the actual number of Equivalent Basic Subscribers as of the Adjustment Time;

                  (iv) if Section 6.15 applies, then the Purchase Price shall be reduced by the amount determined in accordance with Section 6.15; and

                  (v) if Section 7.8(b) applies, then the Purchase Price shall be reduced by $1,000,000.

            (b) Seller shall deliver to Buyer, not less than seven Business Days prior to the Closing Date, a certificate signed by Seller (the "Pre-Closing Certificate"), which shall specify Seller's good faith estimate of the adjustments to the Purchase Price required under Section 3.4(a) above (including an estimate of the Adjustment Assets, Adjustment Liabilities and Equivalent Basic Subscribers), calculated as of the Adjustment Time and prepared consistent with GAAP. The Pre-Closing Certificate shall be accompanied by reasonably detailed documentation supporting the calculations set forth therein. Buyer may challenge the contents of the Pre-Closing Certificate within four Business Days following delivery if Buyer believes, in good faith, that it is in error by delivering a notice of disagreement to Seller. If Buyer delivers a notice of disagreement to Seller, Buyer and Seller shall use good faith efforts to resolve any disputes with respect to the Pre-Closing Certificate prior to the Closing Date and the amount of the Purchase Price paid to Seller at Closing shall be based on the adjustments to the Purchase Price as mutually agreed to by Seller and Buyer. If Buyer does not deliver a notice of disagreement to Seller, the amount of the Purchase Price paid to Seller at Closing shall be based on the adjustments to the Purchase Price set forth in the Pre-Closing Certificate.

            (c) Within 90 days after the Closing Date, Buyer shall deliver to Seller a certificate signed by Buyer (the "Post-Closing Certificate"), which shall set forth Buyer's final adjustments to the Purchase Price to be made pursuant to Section 3.4(a), together with such documentation as may be necessary to support Buyer's determination thereof; and, thereafter, Buyer shall provide Seller with such other documentation relating to the Post-Closing Certificate as Seller may reasonably request. If Seller wishes to dispute the final adjustments to the Purchase Price to be made pursuant to Section 3.4(a), as reflected in the Post-Closing Certificate,

Seller shall, within 30 days after its receipt of the Post-Closing Certificate, serve Buyer with a written description of the disputed items together with such documentation as Buyer may reasonably request. If Seller notifies Buyer of its acceptance of the amounts set forth in the Post-Closing Certificate, or if Seller fails to deliver its report of any proposed adjustments within the 30-day period specified in the preceding sentence, the amounts set forth in the Post-Closing Certificate shall be conclusive, final and binding on Buyer and Seller as of the last day of such 30-day period. If Buyer and Seller cannot resolve any dispute within 30 days after Buyer's receipt of Seller's written objection, Buyer and Seller, shall, within the ten days following expiration of such 30-day period, appoint an independent public accounting firm of national reputation as is agreed upon by them to resolve the dispute, provided such firm is not the auditor for either Buyer or Seller. The cost of retaining such firm shall be borne one-half by Buyer and one-half by Seller. Such firm shall report its determination in writing to Buyer and Seller, and such determination shall be conclusive and binding on Buyer and Seller and shall not be subject to further dispute or review.

            (d) If, as a result of any resolution reached by Buyer and Seller, or any determination made by an accounting firm, in either case pursuant to
Section 3.4(c), Buyer is finally determined to owe any amount to Seller, or Seller is finally determined to owe any amount to Buyer, the obligor shall pay such amount to the other party hereto within three Business Days of such determination. Notwithstanding the foregoing, Buyer shall pay to Seller or Seller shall pay to Buyer, as the case may be, in immediately available funds, the amount due such other party with respect to any item that is not in dispute within three Business Days of the date on which a dispute no longer exists to an account or accounts specified in writing by the obligee.

      3.5 Purchase Price Allocation. The Buyer and Seller will use good faith efforts to agree on the allocation of the Purchase Price payable to Seller in respect of the LLC Interest among the Assets. As soon as practicable following the date hereof, Buyer shall deliver to Seller a proposed allocation. Buyer and Seller shall file the form required to be filed under Section 1060 of the IRC consistent with such agreed upon allocation.

4. Representations and Warranties of Seller. In order to induce Buyer to enter into this Agreement, and to consummate the transactions contemplated hereby, Seller hereby makes the following representations and warranties to
Buyer:

      4.1 Organization, Qualification and Power. Seller is a limited partnership, duly organized, validly existing and in good standing under the laws of the State of Delaware. Seller has all requisite limited partnership power and authority to make, execute, deliver and perform this Agreement, the Related Agreements and the other documents contemplated hereby. Seller has all limited partnership power and authority to own, lease and use the Assets as they are currently owned, leased and used to conduct the operations of the System as it is currently conducted. Seller's sole general partner is Charter Communications VII, LLC.

      4.2 Capacity; Due Authorization; Enforceability. All requisite limited partnership action required to be taken by Seller and its general partner(s) for the execution, delivery and performance by Seller of this Agreement and all Related Agreements to which it is a party, and all obligations hereunder and thereunder, have been duly taken. Seller has the full legal capacity and legal right, power and authority to enter into this Agreement and the Related Agreements and to consummate the transactions contemplated hereby and thereby. This Agreement has been duly executed and delivered by Seller, and this Agreement and each of the Related Agreements to which Seller is a party, upon execution and delivery, will be a legal, valid and binding obligation of Seller, enforceable in accordance with its respective terms, except in each case to the extent that such enforcement may be subject to applicable bankruptcy, reorganization, insolvency, moratorium or similar laws of general application affecting the rights and remedies of creditors or secured parties, and that the availability of equitable remedies including specific performance and injunctive relief may be subject to equitable defenses and the discretion of the court before which any proceeding therefor may be brought.

      4.3 Absence of Conflicting Agreements. Except as disclosed in Schedule 4.3, the execution and delivery of this Agreement and the Related Agreements to which Seller is a party and the consummation of the transactions contemplated hereby and thereby, provided that all of the Required Consents disclosed on
Schedule 4.4 are obtained, do not and will not: (a) conflict with or violate any provision of the Seller's partnership agreement or other organizational documents of Seller; (b) violate any Legal Requirement applicable to Seller, the Assets or the System; (c) require any consent, approval or authorization of, or any filing with or notice to, any Person; or (d) violate, conflict with or constitute a breach of or default under (without regard to requirements of notice, passage of time or elections of any Person), permit or result in the termination, suspension or modification of any obligation of Seller under, result in the acceleration of (or give any Person the right to accelerate) the performance of Seller under, or result in the creation or imposition of any Encumbrance other than Permitted Encumbrances, under, any System Contract, Governmental Authorization or any other instrument evidencing any of the Assets or any instrument or other agreement to which Seller or the System is a party or by which Seller or the System or any of the Assets is bound or affected.

      4.4 Consents. Except as described in Schedule 4.4, no approval, consent, authorization or act of or any declaration, filing, application, registration or other action with any Person or any foreign, federal, state or local court or Governmental Authority is necessary for the consummation of the transactions contemplated in this Agreement and the Related Agreements in accordance with the terms hereof and thereof. Schedule 4.4 sets forth all of the Required Consents material to the operation of the business (the "Material Consents").

      4.5 Financial Statements. Seller has delivered to Buyer, or will deliver to Buyer in accordance with Section 6.20, copies of its unaudited statements of operations and balance sheets relating to the System as of December 31, 2001, December 31, 2002 and March 31, 2003 and for the one-year periods and three-month period then ended, respectively (collectively, and with all financial statements after the date hereof to be provided to Buyer pursuant to
Section 6.1(c) and Section 6.20, the "Financial Statements"). The Financial Statements were prepared and, in the case of all subsequent financial statements to be provided to Buyer pursuant to Section 6.1(c) and Section 6.20, will be prepared, in accordance with GAAP applied on a consistent basis throughout the periods covered thereby and on a basis consistent with Charter Communications, Inc.'s audited consolidated financial statements for the corresponding periods, are accurate and complete in all material respects and fairly present the financial condition and results of operations of the System for the periods indicated, subject to normal year-end adjustments in the case of interim financial statements and the omission of footnotes in the case of interim financial statements. Seller has delivered to Buyer a proposed budget for the System for 2003, which has been prepared in accordance with the same principles applied to the preparation of the Financial Statements.

      4.6 Absence of Certain Changes. Except as disclosed in Schedule 4.6, since January 1, 2003, Seller has operated the System in the ordinary course of business consistent with past practice and there has not been any:

            (a) sale, assignment, lease or other transfer of assets used in connection with the System other than in the ordinary course of business (unless such assets were unnecessary or obsolete); or

            (b) material increase in the salary or other compensation payable or to become payable to any Employee other than in the ordinary course of business including year-end bonus and annual increase or as contemplated under any employment arrangement currently in effect.

      4.7 Real Property; Leases.

            (a) Seller does not own any of the Real Property, and the Real Property does not include any fee estates. Schedule 4.7 contains a list of (i) leases included in the Real Property ("Real Property Leases") and (ii) other Real Property, including, easements, licenses, rights to access, rights-of-way and other Real Property interests that are used in the operations of the System. The Real Property set forth on Schedule 4.7 includes all real property used or held for use in connection with the operations of the System. Seller has delivered copies of all Real Property Leases and documents evidencing all other interests in the Real Property to Buyer.

            (b) Except as set forth on Schedule 4.7, Seller has valid and enforceable leasehold interests in the Real Property Leases and, with respect to other Real Property not owned or leased by Seller, to Seller's Knowledge, Seller has the valid and enforceable right to use all such other Real Property pursuant to the easements, licenses, rights to access, rights-of-way and other real property interests listed on Schedule 4.7, subject only to Permitted Encumbrances.

            (c) Except as set forth on Schedule 4.7, there are no leases or other agreements, oral or written, granting to any Person other than Seller the right to occupy or use any Real Property. Except as set forth on Schedule 4.7, all easements and rights-of-way necessary for the System's current use of any Real Property are valid and in full force and effect, and Seller has not received any notice with respect to the termination, breach or impairment of any of those rights. To the Knowledge of Seller, each parcel of leased Real Property, any improvements constructed thereon and their current use conform to
(i) all applicable Legal Requirements, and (ii) all restrictive covenants, if any, or other Encumbrances affecting all or part of such parcel.

            (d) All of the improvements, leasehold improvements, the premises included in the Real Property and the premises demised under the leases and other documents evidencing the Real Property are in good condition and repair, except for ordinary wear and tear and routine repairs. Seller has performed all material obligations under the Real Property Leases; Seller is not in material breach or default under any such Real Property Leases; there exists no condition or event which, after the giving of notice or lapse of time or both would constitute such breach or default; and all payments required to be paid under each of the Real Property Leases have been paid in a timely manner.

4.8   Personal Property.

            (a) Except as set forth on Schedule 4.8, Seller owns and has good title to all of the Equipment and Intangibles free and clear of all Encumbrances except Permitted Encumbrances.

            (b) The Equipment is in good condition and repair, except for ordinary wear and tear and routine repairs. Schedule 4.8 contains a list, as of the date hereof, of each lease or other agreement or right, under which Seller is lessee of, or holds or operates, any machinery, equipment, vehicle or other tangible personal property owned by a third party and used principally by Seller in the operation of the System ("Personal Property Leases") other than any such Personal Property Lease involving, individually, annual payments of $50,000 or less or that is terminable on 90 days' notice or less, without penalty to Seller or the System.

      4.9 Sufficiency of Assets. Except for items included in the Excluded Assets, the Assets constitute all of the assets, properties, rights, interests and claims necessary to permit the LLC to conduct the business of the System and to operate the System as it is being conducted and operated on the date of this Agreement and at the Contribution Time and in compliance in all material respects with all applicable Legal Requirements, System Contracts, Licenses and Franchises as of the Closing and to perform all of the liabilities and obligations of the System as they exist at Closing.

      4.10 Governmental Authorizations. Schedule 4.10 is a list of the Governmental Authorizations held by Seller and issued in connection with the System or the operation thereof or held by Seller or issued by any Governmental Authority with respect to the System authorizing Seller to install, construct, own or operate a cable television system within the jurisdiction of the issuing body or authority thereof. Copies of all the Governmental Authorizations listed in Schedule 4.10 have been delivered to Buyer. The Governmental Authorizations are currently in full force and effect, are not in default, and are valid under all applicable Legal Requirements according to their terms. There is no legal action, governmental proceeding or investigation, pending of which Seller has received notice or, to Seller's Knowledge, threatened, to terminate, suspend or modify any Governmental Authorization and Seller is in compliance with the terms and conditions of all the Governmental Authorizations and with other applicable requirements of all Governmental Authorities (including the FCC and the Register of Copyrights) relating to the Governmental Authorizations, including all requirements for notification, filing, reporting, posting and maintenance of logs and records. The Governmental Authorizations contain all of the commitments and obligations of Seller to the applicable Governmental Authorities under any Franchise issued by a Governmental Authority with respect to the construction, ownership and operation of the System. The Franchises and Licenses included in the Governmental Authorizations represent all the Franchises and Licenses necessary to operate and provide cable television services in the geographic areas currently served by the System, other than those Franchise Areas in which Seller validly operates without a written Franchise or Governmental Authorization, which areas are set forth on
Schedule 4.10. The expiration date of each Franchise is accurately set forth and described on Schedule 4.10.

      4.11 Other Agreements. Schedule 4.11 sets forth all of the System Contracts, other than System Contracts involving, individually, annual payments of $12,000 or less and, collectively, annual payments of $100,000 or less, or that are terminable on 90 days' notice or less, without penalty, and except for System Contracts identified on Schedule 4.7, 4.8 or 4.12 and those not required to be listed pursuant to the terms of Section 4.8(b) (because such System Contract falls below certain specified thresholds in Section 4.8(b) which require System Contracts to be listed on such schedule). Except as set forth in
Schedule 4.11, and except for contracts entered into after the date of this Agreement in accordance with Section 6.1(b), and with respect to the Assets or operation of the System, Seller is not a party to or bound by:

            (a) any contract for the purchase, sale or lease of Real Property or any option to purchase or sell Real Property;

            (b) any installment sale agreement or liability for the deferred purchase price of property with respect to any of the Assets;

            (c) any multiple dwelling unit agreement (covering 50 or more units), written agreement with subscribers for cable television service or written hotel and motel agreement;

            (d) any collective bargaining agreement governing the terms or conditions of employment of the Employees or any employment agreement with any of the Employees or any other Compensation Arrangement, other than oral agreements for employment terminable at will by Seller without penalty;

            (e) any other contract, agreement, commitment, understanding or instrument, other than the System Contracts identified on Schedule 4.7, 4.8 or
4.12 and those not required to be listed pursuant to the terms of Section 4.8(b) (because such System Contract falls below certain specified thresholds in Section 4.8(b) which require System Contracts to be listed on such schedule).

Seller has delivered to Buyer copies of all written System Contracts that are identified in Schedule 4.7, 4.8, 4.11 or 4.12. Each System Contract is in full force and effect and constitutes the valid, legal, binding and enforceable obligation of Seller and Seller is not, and to Seller's knowledge, each other party thereto is not, in breach or default of any terms or conditions thereunder.

      4.12 Pole Attachment Agreements; Related Agreements. Schedule 4.12 contains a list of all contracts, agreements and understandings (other than the Governmental Authorizations listed in Schedule 4.10, System Contracts listed on
Schedule 4.11, and those entered into after the date of this Agreement in accordance with Section 6.1(b)) with respect to the Assets or System to which Seller or the System is a party or by which it is bound relating to: (i) the use of any public utility facilities including, without limitation, all pole line, joint pole or master contracts for pole attachment rights and the use of conduits (herein called "Pole Attachment Agreements"), (ii) the use of any microwave or satellite transmission facilities or (iii) the sale of cablecast time to third parties for advertising or other purposes. Except as set forth in Schedule

4.12, Seller has delivered to Buyer copies of all Pole Attachment Agreements and other agreements and instruments referred to in Schedule 4.12.

      4.13 Retransmission Consent and Must-Carry; Rate Regulation; Copyright Compliance.

            (a) Set forth in Schedule 4.13 is a list of the stations carried by the System that have elected "must-carry" or retransmission consent status pursuant to the Cable Act. Except as set forth on Schedule 4.13, to the Knowledge of Seller, each station carried by the System is carried pursuant to a retransmission consent agreement, "must-carry" election or other programming agreement.

            (b) Other than with respect to those must-carrys identified on
Schedule 4.13, no written notices or demands have been received from the FCC, from any television station or from any other Person or Governmental Authority
(i) challenging the right of the System to carry any television broadcast station or deliver the same or (ii) claiming that the System failed to carry a television broadcast station required to be carried pursuant to the Communications Act or has failed to carry a television broadcast station on a channel designated by such station consistent with the requirements of the Communications Act.

            (c) The System is in compliance in all material respects with the provisions of the Cable Act as such Legal Requirements relate to the rates and other fees charged to subscribers of the System. Seller has established rates charged to subscribers that are allowable under the Cable Act and any authoritative interpretation thereof, to the extent such rates are subject to regulation by any Governmental Authority, including any local franchising authority and/or the FCC. Seller has delivered or will deliver within five (5) Business Days after the date of this Agreement to Buyer complete and correct copies of all FCC rate forms and other information reasonably requested by Buyer relating to rate regulation generally or specific rates charged to subscribers with respect to the System. Neither Seller nor any Affiliate of Seller has entered into or is subject to any so-called social contract or proposed resolution with the FCC with respect to rates charged for cable television services in the System that would be applicable to the System following Closing and none is currently negotiating or anticipating entering into or being subject to the same. Except as set forth in Schedule 4.13, (i) there are no outstanding or unresolved proceedings or investigations (other than those affecting the cable industry generally) dealing with or otherwise affecting the rates that the System can charge (whether for programming, equipment, installation, service or otherwise), (ii) the System is not subject to any currently effective order issued by a Governmental Authority that reduced the rates that it may charge (whether for programming, equipment, installation, service (including late fees) or otherwise), (iii) no local franchising authority has been certified by the FCC as a rate regulating authority with respect to the System, and (iv) there is no unresolved complaint pending with respect to the CPST tier of the System and no rate order with respect to the System that is being appealed.

            (d) Seller has complied in all material respects, and the System is in compliance in all material respects with the specifications set forth in Part 76, Subpart K of the rules and regulations of the FCC, Section 111 of the Copyright Act of 1976 and the rules and regulations of the U.S. Copyright Office, the Register of Copyrights and the Copyright Royalty Tribunal and the Cable Act.

            (e) Except as provided in Schedule 4.13, Seller has complied in all material respects with the must carry, retransmission consent, and commercial leased access provisions of the Cable Act.

            (f) Except as provided in Schedule 4.13, Seller has received no notice from any Governmental Authority with respect to an intention to enforce customer service standards pursuant to the Cable Act and Seller has not agreed with any Governmental Authority to establish customer service standards that exceed the standards in the Cable Act. Except as set forth on Schedule 4.13, Seller has not made any election with respect to any cost of service proceeding conducted in accordance with Part 76.922 of Title 47 of the Code of Federal Regulations or any similar proceeding with respect to any of the Systems.

            (g) Schedule 4.13 provides the FCC required 854R registration number, if any, with respect to each antenna structure owned by Seller relating to the System. Complete and correct copies of all FCC Forms 854R have been or will be within ten (10) Business Days after the date of this Agreement delivered by Seller to Buyer.

            (h) Seller has filed with the U.S. Copyright Office all statements of account and other documents and instruments and has paid all royalties, supplemental royalties, fees and other sums to the U.S. Copyright Office under the Copyright Act with respect to the System as are required to obtain, hold and maintain the compulsory copyright license for cable television systems prescribed in Section 111 of the Copyright Act. Seller has not been notified or otherwise advised of any inquiry, claim, action or demand pending before the U.S. Copyright Office or from any other Person which questions the copyright filings or payments made by Seller with respect to the System. Seller has made all requisite filings and payments with the Register of Copyrights and is otherwise in compliance with all applicable rules and regulations of the U.S. Copyright Office. Seller has delivered to Buyer complete and correct copies of all current reports and filings for the last six (6) semi-annual reporting periods made or filed pursuant to copyright rules and regulations with respect to the System.

            (i) Seller does not possess any patent, patent right, trademark, copyright or other intellectual property related to or material to the operation of the System that is not included among the Assets to be conveyed to the LLC, and neither Seller nor any Affiliate of Seller is a party to any license or royalty agreement with respect to any patent, trademark or copyright except for licenses respecting program material and obligations under the Copyright Act of 1976 applicable to cable television systems generally. The System has been operated in such a manner so as not to violate or infringe upon the rights of any Person in any copyright, trademark, service mark, patent, license, trade secret or other intellectual property.

      4.14 Litigation. Except as set forth in Schedule 4.14, there is no pending, or to Seller's Knowledge, threatened, claim, legal action, arbitration or other legal, governmental, administrative or tax proceeding or any order, complaint, decree or judgment, involving or affecting the Assets or the System other than (i) FCC and other proceedings generally affecting the cable television industry and not specific to Seller; and (ii) routine collection actions with respect to the payment by subscribers for services rendered by Seller.

      4.15 Compliance with Laws. The maintenance and operation of the System does not and has not materially violated or materially infringed any Legal Requirement and the System is being maintained and operated in material compliance with all applicable Legal Requirements. Seller has not received any notice of any violation by it or the System of any Legal Requirement by any Governmental Authority, and to Seller's Knowledge, there is no basis for any claim that any material violation exists.

      4.16 Tax Returns. Seller has filed all income, franchise, sales, use, property, excise, payroll, unclaimed property and other Tax returns required to be filed with respect to the System with the appropriate Governmental Authority. All Taxes, fees and assessments due and payable by Seller or the System have been paid, except such amounts as are being contested diligently and in good faith and are not in the aggregate material, and Seller has set up an adequate reserve for the payment of such Taxes. Seller is not delinquent in the payment of any Tax, assessment or governmental charge relating to the System. No deficiencies for any Taxes have been proposed, asserted or assessed against Seller or the System that have not been finally settled or paid in full, and no requests for waivers of the time to assess any such tax are pending. Except as set forth on Schedule 4.16, there are no outstanding agreements or waivers extending the statutory period of limitations applicable to any federal, state, local or foreign income Tax return for any period in connection with the System, and there are no Tax audits pending in connection with the System. The amount of Taxes reflected as a liability on the Financial Statements of Seller given to Buyer including all notes therein are a full and adequate reflection of the amount of accrued and unpaid Taxes with respect to Seller and the System for all taxable periods (or portions of taxable periods). Since the date of the Financial Statements given to Buyer, Seller has not incurred or accrued any liability for any Taxes (whether fixed or contingent) with respect to the System except for those Taxes incurred or accrued in the ordinary course of business of the System. Neither Seller nor any Affiliate of Seller has received any notice of, nor does any one of them have any Knowledge of, any deficiency, assessment or audit or proposed deficiency assessment or audit from any taxing Governmental Authority which could affect, or result in the imposition of any Encumbrance upon, the Assets or the System.

      4.17 Employee Benefit Plans.

            (a) All Employee Plans and Compensation Arrangements, excluding employment agreements, providing benefits to Employees or former Employees whose employment terminated since January 1, 2002 ("System Plans") are listed in
Schedule 4.17(a) and summaries of any such plans or arrangements have been made available to Buyer. Except as disclosed in Schedule 4.17(a), there is no new Employee Plan or Compensation Arrangement or any amendment to an existing Employee Plan or Compensation Arrangement that will affect the benefits of Employees or former Employees and that is to become effective after the date of this Agreement.

            (b) Each Employee Plan and Compensation Arrangement has been established, maintained, operated and administered in all material respects in accordance with its own terms and, where applicable, ERISA, the IRC, and any other applicable Legal Requirement.

            (c) To the Knowledge of Seller, no lien has arisen under Section 412 of the IRC or Section 302 of ERISA in favor of the Pension Benefit Guaranty Corporation or any System Plan.

            (d) Except as set forth on Schedule 4.17(d), neither Seller nor any ERISA Affiliate is contributing to, is required to contribute to, or has contributed within the last six (6) years to, any Multiemployer Plan, and neither Seller nor any ERISA Affiliate has incurred within the last six (6) years, or reasonably expects to incur, any "withdrawal liability," as defined under Section 4201 et seq. of ERISA.

            (e) Seller is not aware of the existence of any governmental inspection, investigation, audit or examination of any Employee Plan or Compensation Arrangement or of any facts which would lead them to believe that any such governmental inspection, investigation, audit or examination is pending or threatened. There exists no action, suit or claim (other than routine claims for benefits) with respect to any Employee Plan or Compensation Arrangement pending or, to the knowledge of Seller, threatened against any of such plan or arrangement, and Seller possesses no knowledge of any facts which could give rise to any such action, suit or claim.

            (f) No condition or event exists or is expected to occur that could subject, directly or indirectly, any Seller or ERISA Affiliate to any material liability, contingent or otherwise, or the imposition of any lien on the assets of the Seller or any ERISA Affiliate under the Code or Title IV of ERISA whether to the Pension Benefit Guaranty Corporation, the Internal Revenue Service, or any other person. No Employee Plan ever has incurred an "accumulated funding deficiency," as such term is defined in Section 302(a)(2) of ERISA and Section 412(a) of the Code, whether or not waived, and otherwise always has fully met the funding standards required under Title I of ERISA and Section 412 of the Code. No "reportable event," as that term is defined in Section 4043(b)(1) through (8) of ERISA and, to the Knowledge of Seller, Section 4043(b)(9) of ERISA, ever has occurred with respect to any Employee Plan and no reportable event requires prior notice. There are no unfunded liabilities with respect to any Employee Plan, i.e., the actuarial present value of all "benefit liabilities" (determined within the meaning of Section 401(a)(2) of the Code) under such Employee Plan, whether or not vested, does not exceed the current value of the assets of such Employee Plan. All contributions, premiums or payments accrued, in whole or in part, under each Employee Plan or Compensation Arrangement or with respect thereto as of the Closing will be paid by the Seller, on or prior to Closing or, if later, within the time period permitted by ERISA and the Code.

      4.18 Labor Relations; Employees.

            (a) Seller is not a party to a collective bargaining agreement governing the terms or conditions of employment for any Employees.

            (b) Except as set forth in Schedule 4.18(b) and to the Knowledge of Seller, there is not now nor has there been within the past five years any actual or threatened: (i) unfair labor practice charge or complaint involving any Employee pending before the National Labor Relations Board, any state labor relations board or any court or tribunal, (ii) grievance or other claim involving any Employee pending before any Governmental Authority, (iii) arbitration proceeding arising out of or under any collective bargaining agreement pending before any Governmental Authority involving any Employee, (iv) union organizing of any of the Employees; (v) labor strike, picketing, work slowdown, lockout or other labor dispute involving or concerning any of the Employees; (vi) allegations or investigations relating to the misclassification of any of the Employees as independent contractors; or (vii) any obligation on the part of the Seller or the System to comply with government contractor affirmative action obligations arising out of any System Contracts.

            (c) Except with respect to ongoing disputes of a routine nature or involving immaterial amounts, Seller has paid in full to all of its Employees providing services to the System all wages, salaries, commissions, bonuses, benefits and other compensation due and payable to such Employees.

            (d) Except as set forth in Schedule 4.18(d), currently, and within the past five years, no union has been certified to represent any of the Employees for purposes of collective bargaining, no union claims to represent or is seeking to represent any of the Employees for purposes of collective bargaining and neither Seller nor any Affiliate of Seller or the System has recognized or agreed to recognize any union for the purposes of collective bargaining for any of the Employees.

            (e) Schedule 4.18(e) includes a complete list of all Employees, along with each of their job titles, dates of hire and rates of pay, along with a list of all independent contractors performing services for the System.

      4.19 Environmental Matters.

            (a) Seller has not caused or knowingly permitted any Hazardous Substance to be brought upon, kept, used, generated, stored, transported or disposed of in or about the Real Property in violation of any applicable Environmental Laws and Seller is not aware of any basis for an Environmental Claim (written or otherwise) or liability to Landlord under Section 11 of the Headend Lease.

            (b) The operations of the System by Seller and Seller's use of the Real Property, in each case since November 12, 1999, has and currently complies with all applicable Environmental Laws in all material respects, and to the Knowledge of Seller, complied with all applicable Environmental Laws prior to November 12, 1999.

            (c) To the Knowledge of Seller, without investigation, no present or previous owner, tenant, occupant or user of any Real Property has released Hazardous Substances or violated applicable Environmental Laws in a manner adversely affecting the environmental condition of the Real Property, nor has any release of Hazardous Substances from an off-site source occurred that has entered or threatens to enter any Real Property.

            (d) There has not been, and there currently is no, Environmental Claim against Seller or environmental investigation at any Real Property based upon Environmental Laws with respect to the Real Property or Seller's operations thereon nor, to the Knowledge of Seller, is there any threatened Environmental Claim (written or otherwise) or environmental investigation at any Real Property based upon Environmental Laws with respect to any Real Property or Seller's operations thereon.

            (e) To the Knowledge of Seller, without investigation, there is no threatened Environmental Claim (written or otherwise) or threatened environmental investigation at any Real Property based on Environmental Laws against any current or previous owner or occupant of the Real Property or against any owner or operator of land surrounding any Real Property.

            (f) Seller does not own or operate any underground storage tanks on any Real Property.

            (g) Except as otherwise provided in (a) through (f) herein, Seller makes no representation or warranty as to the environmental condition of any Real Property.

      4.20 Bonds; Letters of Credit. Schedule 4.20 sets forth a list of all franchise, construction, fidelity, performance and other bonds, guaranties in lieu of bonds and letters of credit posted by Seller or its Affiliates, and all certificates of insurance of Seller or its Affiliates, in connection with its operation of the System.

      4.21 Information on the System and Subscribers.

            (a) Schedule 4.21(a) sets forth a true and accurate statement, as of the date(s) set forth in said Schedule, of the following information with respect to the System:

                  (i) the approximate number of aerial and underground miles of plant included in the Assets and served by each headend;

                  (ii) the approximate number of single family homes and residential multiple dwelling units passed by the System;

                  (iii) the approximate miles of plant operating at the applicable MHz capacity and channel capacity of each headend;

                  (iv) the approximate number of EBSs and subscribers to Data Service served by the System by subscriber type; and

                  (v) the MHz capacity and channel capacity of each headend.

            (b) Schedule 4.21(b) sets forth a materially true and accurate description of the following information relating to the System as of the date of this Agreement:

                  (i) a rate card describing the services available from the System, and the rates charged by Seller therefor, including all rates, tariffs, and other charges for cable television or other services provided by the System; and

                  (ii) a channel line up which includes the stations and signals carried by the System and the channel position of each such signal and station.

            (c) Seller has delivered to Buyer materially true and accurate information setting forth the node size, fiber counts and return paths for the System.

      The System is capable of providing all channels, stations and signals reflected as being carried on the System on Schedule 4.21(b).

      4.22 Broker; Brokers' Fees. Except as set forth in Schedule 4.22, for which fees Seller shall be solely responsible, neither Seller nor any Affiliate of Seller acting on Seller's behalf has retained or dealt with any broker or finder in connection with the transactions contemplated by this Agreement or incurred any liability for any finders' or brokers' fees or commissions in connection with the transactions contemplated by this Agreement. 4.23 Accounts Receivable. Except as set forth on Schedule 4.23, all accounts receivable included in the Assets (i) are reflected and properly recorded on the books and records of the Seller, including the Financial Statements; and (ii) represent sales actually made in the ordinary course of business consistent with the Seller's past practices for goods or services delivered or rendered in bona fide arm's-length transactions. Seller has provided to Buyer an accurate aging report with respect to Seller's accounts receivable related to the System as of May 21, 2003.

      4.24 Franchise Renewal Rights. Seller has timely filed valid requests for renewal under Section 626 of the Cable Act with the proper Governmental Authority with respect to all Franchises that will expire within thirty (30) months after any date between the date of this Agreement and the Closing Date (the "Applicable Franchises"). Seller is in compliance with all rules and regulations promulgated by the FCC with respect to the procedures for seeking franchise renewals. Seller has received no notice from any party that the Franchises will not be renewed or that the applicable Governmental Authority has challenged or raised any objection to or otherwise questioned Seller's request for renewal under Section 626 of the Cable Act and Seller has duly and timely complied with any and all inquiries and demands by any and all Governmental Authorities made with respect to Seller's requests for renewal and will continue to do so with respect to any renewal request filed prior to Closing. True, complete and correct copies of all correspondence between the Seller and any and all Governmental Authorities concerning the renewal of any Applicable Franchise have been and will be made available to Buyer in a timely manner.

      4.25 Transfer of Assets to LLC. As of the Closing, Seller shall own 100% of the LLC Interest and the LLC shall own all of the Assets, free and clear of all Encumbrances, other than Permitted Encumbrances. As of the Closing, after giving effect to the Asset Drop Down and assumption of the Assumed Liabilities, there will be no payment obligation or other liability (including unasserted claims and contingent liabilities whether known or unknown) of the LLC that is not either paid in full or an Assumed Liability.

5. Representations and Warranties of Buyer. In order to induce Seller to enter into this Agreement, and to consummate the transactions contemplated hereby, Buyer hereby makes the following representations and warranties to
Seller:

      5.1 Organization, Qualification and Power. Buyer is a limited liability company validly existing and in good standing under the laws of the State of Delaware. Buyer has full limited liability company power and authority to make, execute, deliver and perform this Agreement, the Related Agreements and other documents contemplated hereby.

      5.2 Capacity; Due Authorization; Enforceability. All requisite limited liability company action required to be taken by Buyer for the execution, delivery and performance by Buyer of this Agreement and all Related Agreements to which it is a party have been duly taken. Buyer has the full legal capacity and legal right, power and authority to enter into this Agreement and the Related Agreements and to consummate the transactions contemplated hereby and thereby. This Agreement has been duly executed and delivered by Buyer, and this Agreement and each of the Related Agreements to which Buyer is a party, upon execution and delivery, will be a legal, valid and binding obligation of Buyer, enforceable in accordance with its respective terms, except in each case to the extent that such enforcement may be subject to applicable bankruptcy, reorganization, insolvency, moratorium or similar laws of general application affecting the rights and remedies of creditors or secured parties, and that the availability of equitable remedies including specific performance and injunctive relief may be subject to equitable defenses and the discretion of the court before which any proceeding therefor may be brought.

      5.3 Absence of Conflicting Agreements. Except as disclosed in Schedule 5.3, the execution and delivery of this Agreement and the Related Agreements to which Buyer is a party and the consummation of the transactions contemplated hereby and thereby, provided that all of the Required Consents are obtained, do not and will not: (a) conflict with or violate any provision of Buyer's limited liability company agreement or other organizational documents of Buyer; (b) violate any Legal Requirement applicable to Buyer; (c) require any consent, approval or authorization of, or any filing with or notice to, any Person; or
(d) violate, conflict with or constitute a breach of or default under (without regard to requirements of notice, passage of time or elections of any Person), permit or result in the termination, suspension or modification of any obligation of Buyer under, result in the acceleration of (or give any Person the right to accelerate) the performance of Buyer under, or result in the creation or imposition of any Encumbrance under, any contract, note, mortgage or agreement to which Buyer is a party or by which Buyer is bound except for purposes of subsection (d) such violations, conflicts, breaches, defaults, terminations, suspensions, modifications and accelerations as are provided for or anticipated by this Agreement or that arise out of Buyer's financing of the Purchase Price at Closing.

      5.4 Litigation. There is no claim, legal action, arbitration or other legal, governmental, administrative or tax proceeding, or any order, complaint, decree or judgment pending, or, to Buyer's knowledge, threatened, that would prevent, limit, delay or otherwise interfere with Buyer's ability to consummate the transactions contemplated by this Agreement, the Related Agreements and other documents contemplated hereby.

      5.5 Brokers. Neither Buyer nor any Person acting on its behalf has dealt with any broker or finder in connection with the transactions contemplated by this Agreement or incurred any liability for any finders' or brokers' fees or commissions in connection with the transactions contemplated by this Agreement.

6.    Covenants of Seller and Buyer.

      6.1 Continuity and Maintenance of Operations. From the date of this Agreement until the Closing, unless otherwise agreed to in writing by Buyer, with respect to the Assets and the System:

            (a) Seller will continue to operate the System only in the usual, regular and ordinary course consistent with past practices, including making ordinary marketing, advertising and promotional expenditures and, to the extent consistent with such conduct and operation, using commercially reasonable efforts to: (i) preserve the current business intact in all material respects, including preserving existing relationships with franchising authorities, suppliers, customers and others having business dealings with the System; and
(ii) complete line extensions, placing conduit or cable in new developments and fulfill installation requests in the ordinary course of business. Seller will continue to operate the System in material compliance with all Legal Requirements. Without limiting the generality of the foregoing, Seller will maintain the Assets in good condition and repair (subject to normal wear and tear and routine repairs), maintain inventories in its ordinary course of business at not less than normal historical levels consistent with past practices, will maintain insurance as in effect on the date of this Agreement and will keep all of its business books, records and files in the ordinary course of business in accordance with past practices. Seller will not itself, and will not permit any of its officers, directors, shareholders, partners, agents or employees to, pay or forgive any of Seller's subscriber accounts receivable (other than for their own residences) prior to the Closing Date. Seller will continue to implement its procedures for disconnection and discontinuance of service to subscribers whose accounts are delinquent in accordance with those in effect on the date of this Agreement and consistent with past practice. Seller will maintain the Assets in good condition, ordinary wear and tear excepted.

            (b) Seller will not, and will not permit the System to, without the prior written consent of Buyer: (i) modify, terminate, renew, suspend, abrogate or enter into any System Contract, Franchise, Governmental Authorization or other instrument that would be included in the Assets, provided that Buyer's consent thereto will not be unreasonably withheld; (ii) add or delete any program services except to the extent required under the Cable Act or any other Legal Requirement or change the rate charged for any subscriber service; (iii) sell, transfer or assign any of the Assets except for assets sold or disposed of in the ordinary course of business consistent with past practice and replaced by other assets of comparable utility and value or permit the creation of any Encumbrance, other than a Permitted Encumbrance on any Asset; (iv) enter into any contract or commitment or incur any indebtedness or other liability or obligation of any kind relating to the System except in the ordinary course of business consistent with past practices and not involving an expenditure in excess of $5,000 individually or $50,000 in the aggregate unless such contract or commitment has a term expiring prior to Closing or can be terminated upon not more than thirty (30) days' notice without liability to Buyer, the LLC or the System; (v) enter into any agreement with a billing service with respect to the System; (vi) enter into any programming arrangement relating to the System that provides for any Launch Fees; (vii) with respect to the System, engage in any marketing, subscriber installation, collection or disconnection practices outside the ordinary course or inconsistent with past practices; or (viii) with respect to the System, enter into the proposed advertising sales agreement with Comcast or reassign the System's advertising sales employees in connection therewith.

            (c) Seller will deliver to Buyer correct and complete copies of (i) monthly financial statements and operating reports (including year-to-date results) for the operations of the System within 45 days after each month's end and any other reports with respect to the operations of the System prepared by or for Seller and (ii) all rate regulation documents prepared or filed at any time between the date of this Agreement and the Closing. All financial statements so delivered will be prepared on a basis consistent with the Financial Statements.

            (d) Seller will cause its appropriate Affiliates to be bound by and comply with the provisions of this Section 6.1 and this Agreement to the extent such Affiliates own, operate or manage any of the Assets or the System. Seller will cause any Affiliate which is a party to a System Contract or Governmental Authorization to assign such System Contract or Governmental Authorization to Seller prior to the Contribution Time so that such System Contract and Governmental Authorization shall be included in the Assets and contributed to the LLC in the Asset Drop Down.

            (e) Seller will not, with respect to any Employee, except as required to comply with applicable law or existing contracts or plans and disclosed on Schedule 4.17 or Schedule 4.18, (i) increase or decrease in any manner the compensation or fringe benefits of any Employee (except for increases in the ordinary course of business consistent with past practice in connection with normal salary reviews), (ii) increase the number of Employees; (iii) voluntarily recognize any union as collective bargaining representative of any of the Employees; (iv) enter into a collective bargaining agreement governing the terms or condition of employment of any of the Employees without Buyer's prior written consent; (v) enter into any government contracts giving rise to affirmative action obligations relating to any of the Employees; or (vi) agree to do any of the foregoing. Seller will also notify Buyer if, to the Knowledge of Seller, there is any union organizing involving, or directed towards, any group of Employees, and consult with Buyer concerning Seller's response to such organizing, and permit Buyer to attend any collective bargaining discussions that may occur with any union representing any of the Employees for collective bargaining purposes or, at Buyer's option, notify Buyer of the progress of such discussions.

            (f) Seller will establish and organize the LLC in the State of Washington as provided in Section 2.1(a). Seller shall be and remain the sole member and manager of the LLC until Closing. Seller shall not permit the LLC to engage in any business activity after its formation and prior to the Closing other than activities necessary to consummate the transactions contemplated by this Agreement, and shall not permit the LLC to incur any obligations or liabilities other than the Assumed Liabilities. Seller will not cause, permit or authorize the LLC to do or take any action that Seller would not be authorized to do or take under this Section 6.1. Except as expressly contemplated hereby, Seller will not and will not cause or permit the LLC to, (i) issue, deliver or sell or agree to issue, deliver or sell to any Person any additional membership interests in, or rights of any kind to acquire any ownership interest in the LLC of any class, or any option, rights or warrants to acquire, or securities convertible into, shares of capital stock or ownership interests or any stock appreciation rights or similar rights, (ii) amend the Certificate of Formation or Limited Liability Company Agreement of the LLC; (iii) acquire, lease or dispose of or agree to acquire, lease or dispose of any capital assets or any other assets; (iv) acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial equity interest in, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof; or (v) agree to do any of the foregoing. Seller shall not, and shall not permit the LLC to, take any action that would cause the LLC to be treated for federal income tax purposes as an entity other than a disregarded entity under Treasury Regulations section 301.7701-3(b)(1)(ii).

      6.2 Access to Seller; Confidentiality.

            (a) Upon reasonable advance notice, Seller shall afford to Buyer or authorized representatives of Buyer, reasonable access during normal business hours to the offices of the System and the personnel engaged in the management of the System. Subject to Section 6.2(b), Seller will, at Seller's option, either provide Buyer with access to or with copies of books and records reasonably requested by Buyer, including such information necessary to facilitate an independent review of Seller's financial information.

            (b) Prior to Closing (or if the Closing does not occur and the Agreement is terminated, for a period of one year from the date of termination of this Agreement), each of Buyer and Seller shall: (i) use reasonable efforts to, and cause its employees, representatives and agents, and in the case of Buyer, the employees, representatives and agents of Buyer's equity and financing sources to, hold in strict confidence all information furnished to any of them by the other party in connection with the transactions contemplated by this Agreement that is not otherwise available to the public (the "Confidential Information"), (ii) in the case of Buyer, not solicit or cause to be solicited the employment of any Employee for employment other than with or for the System, and (iii) not, without the prior written consent of the other party, release or disclose any Confidential Information to any other Person, except (A) to the extent required by applicable law, (B) as necessary in connection with filings, approvals and rulings to be obtained from any governmental agency, including, but not limited to, the FTC, the DOJ, the SEC and the Internal Revenue Service (it being understood that any such filing may include the filing of a copy of this Agreement), (C) in the case of Buyer to Buyer's equity and financing sources and its representatives who are informed by Buyer of the confidential nature of the Confidential Information and agree to keep such information confidential on terms no less restrictive than those set forth in this Section 6.2(b), (D) as necessary to obtain consents to the transfer of any Franchise or otherwise necessary for the consummation of the transactions contemplated by this Agreement, and (E) as otherwise permitted by the remainder of this Section. In the event Buyer or Seller or any Person to whom Buyer or Seller transmits Confidential Information pursuant to this Agreement becomes legally compelled to disclose any of the Confidential Information, Buyer or Seller, as applicable, shall provide the other party with prompt notice so that the other party may seek a protective order or other appropriate remedy or waive compliance with the provisions of this Section, or both. In the event that such protective order or other remedy is not obtained, or that Seller or Buyer, as applicable, waives compliance with the provisions of this Section, Buyer or Seller, as applicable, shall furnish only that portion of the Confidential Information which is legally required.

      6.3 Notification. Each party shall promptly notify the other of any action, suit, proceeding or investigation that is instituted or threatened against such party to restrain, prohibit or otherwise challenge the legality or propriety of any transaction contemplated by this Agreement or of any fact, event, circumstance or action (a) which, if known on the date of this Agreement, would have been required to be disclosed to the other party pursuant to this

Agreement or (b) the existence or occurrence of which would cause any of such party's representations or warranties under this Agreement not to be correct and complete. The communication of any such information shall not limit in any way any representations or warranties made by the disclosing party or any obligations or liabilities for breach thereof.

      6.4 No Public Announcement. Prior to the Closing Date, neither party shall, without the approval of the other, make any press release or other public announcement concerning the transactions contemplated by this Agreement, except as and to the extent such party determines that such action is advisable or required by law, in which case the other party shall be advised and the parties shall use their reasonable efforts to cause a mutually agreeable release or announcement to be issued.

      6.5 Regulatory Filings. Seller and Buyer shall, promptly after the execution and delivery of this Agreement, file with the FTC and the DOJ the notification required to be filed with respect to the transactions provided in this Agreement under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR Act") and the rules and regulations promulgated thereunder. The parties shall: (i) respond promptly to any requests for additional information made by such agencies and (ii) resist vigorously at their respective cost and expense any assertion that the transactions provided herein constitute a violation of the antitrust laws, all to the end of expediting the Closing. Seller and Buyer each shall pay one-half of the filing fee associated with the filing of such notification under the HSR Act.

      6.6 Employees; Employee Benefits.

            (a) Fifteen days prior to Closing, Seller will provide to Buyer an updated list of all Employees, showing the original hire date, the then-current positions and rates of compensation, rate type (hourly or salary) and scheduled hours per week, leave status (i.e., whether actively employed or on vacation, sick, disability, military or other type of leave), and whether the Employee is subject to an employment agreement, a collective bargaining agreement or represented by a labor organization. Seller agrees to cooperate in all reasonable respects with Buyer to verify the updated list of Employees. Effective as of and contingent upon the Closing, Buyer shall make offers of employment to all Employees (each Employee who accepts Buyer's offer of employment and who becomes an employee of Buyer or the LLC effective as of the Closing hereinafter called a "Transferred Employee"). If any Employee is on Approved Leave of Absence as of the Closing (each, an "Employee on Leave Status"), Buyer may condition such offer of employment upon the Employee's return to active service (with or without reasonable accommodations requirements) within sixteen weeks after the Closing or, if earlier, on the first Business Day following expiration of the Employee's Approved Leave of Absence. Schedule 6.6(a) sets forth each Employee on Leave Status. For purposes of this Agreement, Employees on "Approved Leave of Absence" means Employees absent from work at the Closing and unable to perform his or her regular job duties by reason of illness or injury under approved plans or policies of Seller (other than an Employee's absence for less than ten days due to short term illness or injury not requiring written approval by Seller) or otherwise absent from work under approved or unpaid leave policies of Seller. Buyer or the LLC will hire any Employee on Leave Status who accepts Buyer's offer of employment if such Employee returns to active service (with or without reasonable accommodations requirements) within sixteen weeks after the Closing or, if earlier, on the first Business Day following expiration of the Employee's Approved Leave of

Absence. Any Employee who does not accept Buyer's offer of employment is hereinafter called a "Retained Employee." Except as otherwise provided herein, Seller shall retain liability for all obligations and liabilities to the Transferred Employees incurred prior to the Closing Date.

            (b) Buyer shall offer group health plan coverage to all Transferred Employees and their spouses and eligible dependents who are covered on the Closing Date under a group health plan maintained or contributed to by Buyer, and such coverage shall be the same, and shall be subject to the same terms and conditions, as Buyer provides to similarly situated employees, provided that such coverage shall be effective as of the Closing and that no pre-existing condition limitation shall be applied to any such Transferred Employees, their spouses and eligible dependents unless, and only to the same extent that, such persons are subject to pre-existing condition limitations under Seller's group health plan. Seller shall have full responsibility and liability for offering and providing "continuation coverage" to any "covered employee" who is an Employee, and to any "qualified beneficiary" of such Employee, and who is covered by a "group health plan" sponsored or contributed to by Seller (all such group health plans of Seller individually and collectively called "Seller Health Plans") to the extent that such continuation coverage is required to be provided by Seller under IRC Section 4980B, and the regulations promulgated thereunder, as a result of a "qualifying event" experienced by such covered employee or qualified beneficiary with respect to or in connection with the transactions contemplated by this Agreement. "Continuation coverage," "covered employee," "qualified beneficiary," "qualifying event" and "group health plan" all shall have the meanings given such terms under Section 4980B of the IRC and Section 601 et seq. of ERISA.

            (c) Schedule 6.6(c) sets forth descriptions of Seller's vacation and sick leave policies. Seller shall provide to Buyer a list of the accrued vacation and sick leave of each Transferred Employee when it delivers the Pre-Closing Certificate. Each Transferred Employee shall be credited under Buyer's vacation policy with the full amount of vacation accrued by such Transferred Employee but unused as of the Closing Date under the vacation policies of Seller applicable to such Transferred Employee.

            (d) Nothing in this Agreement express or implied shall be deemed to make an Employee a third party beneficiary of this Agreement.

      6.7 Required Consents.

            (a) Seller will afford Buyer the opportunity to review, approve and revise the form of Required Consent prior to delivery to the party whose consent is sought.

            (b) Following the execution hereof, until the Closing Date (but subject to Section 6.15 if applicable), Seller shall use commercially reasonable efforts, and Buyer shall cooperate in good faith with Seller, to obtain all Required Consents. Seller and Buyer shall prepare and file, or cause to be prepared and filed, within 15 Business Days after the date hereof (subject to extension for a period of up to an additional ten days, if reasonably necessary for a party to complete its application), all applications (including FCC Forms 394 or other appropriate forms, to the extent Seller or Buyer determines they are necessary or appropriate) required to be filed with the FCC and any other Governmental Authority that are necessary for the assignment to the LLC of the Governmental Authorizations or for the acquisition of the LLC

Interest by Buyer in connection with the consummation of the transactions contemplated by this Agreement. The parties shall also make appropriate requests, as soon as practicable after the date hereof, for any other Required Consent. Following the execution hereof, until the Closing Date, Seller shall timely send all required renewal letters with respect to the Franchises pursuant to Section 626(a) of the Cable Act with the proper Governmental Authority. Except as provided in this Section 6.7(b), including for purposes of satisfaction of the closing conditions in Section 7.3, nothing in this Section
6.7 shall require the expenditure or payment of any funds (other than in respect of normal and usual attorneys' fees, filing fees or other normal costs of doing business) or the giving of any other consideration by Buyer or Seller in order to obtain the Required Consents, provided that Seller shall be liable for all obligations or liabilities under each Governmental Authorization or System Contract during the period prior to the Closing Date.

                  (i) Buyer and Seller agree that if in connection with the process of obtaining any Required Consent, a Governmental Authority or other Person requires the payment of filing fees, consultant fees or other normal and usual fees or costs, Buyer and Seller will share such fees and costs equally, provided that neither Buyer nor Seller shall be obligated to pay more than $40,000 in the aggregate in respect thereof.

                  (ii) Subject to the terms of subsection (i) above, Seller shall not agree, without Buyer's prior written consent, to any adverse change (except nominal monetary amounts), to the terms of any Governmental Authorization or System Contract or the imposition of any condition to the assignment of such Governmental Authorization or System Contract to the LCC or Buyer as a condition to obtaining any Required Consent. If in connection with the obtaining of any Required Consent, a Governmental Authority or other Person seeks to impose any condition or adverse change to any Governmental Authorization or System Contract to which such Required Consent relates that would be applicable to Buyer as a requirement for granting such Required Consent, Seller shall promptly notify Buyer of such fact. With respect to System Contracts, Seller may elect, in its sole discretion, to satisfy any monetary obligation imposed by a contract party by reducing the Purchase Price by the amount thereof, as determined by the mutual agreement of Buyer and Seller, each acting reasonably. With respect to System Contracts, Buyer will accept and comply with any commercially reasonable non-monetary obligation imposed by a contract party.

            (c) Buyer shall promptly furnish to any Governmental Authority or other Person from which a Required Consent is requested such accurate and complete information regarding Buyer, including financial information relating to the cable and other media operations of Buyer, as a Governmental Authority or other Person may reasonably require in connection with obtaining any Required Consent.

            (d) The terms of this Section 6.7 shall not apply to the renewal or extension of the Headend Lease, which is governed by the terms of Section 6.16.

      6.8 Tax Matters.

            (a) All transfer, documentary, sales, use, stamp, registration and other Taxes and fees (including any penalties and interest), incurred in connection with the transactions consummated pursuant to this Agreement with respect to the Assets conveyed by Seller and the subsequent sale of the LLC Interest excluding income Taxes ("Sales Taxes") shall be shared equally by Buyer and Seller, subject to the provisions of Section 6.8(b). Buyer and Seller will cooperate in all reasonable respects to prepare and file all necessary federal, state and local tax returns, tax information returns, reports and estimates and other documentation with respect to all such transfer, documentary, sales, use, stamp, registration and other Taxes and fees, subject to the provisions of Section 6.8(b).

            (b) Tax returns required to be filed in respect of Sales Taxes ("Sales Tax Returns") will be prepared and filed by the party that has primary responsibility under applicable law for filing such Sales Tax Returns. If no party has primary responsibility under applicable law for filing a Sales Tax Return, then Seller will be responsible for preparing and filing any such Sales Tax Return. Seller will comply with all state notification requirements and timely file in proper form with any applicable taxing authority any notice provided for under applicable state or local laws to confirm that Tax liabilities (other than Sales Taxes) of the Seller for the period ending on or prior to the Closing Date will not be assumed by Buyer or the LLC. Seller shall use commercially reasonable efforts to obtain, prior to the Contribution Time, a written confirmation from the Department of Revenue of the State of Washington, that all state Tax reports have been filed by Seller and all state Taxes (other than Sales Taxes) and unemployment compensation contributions have been paid by Seller through the Closing Date and a similar written confirmation from any local taxing authority with respect to local Taxes (other than Sales Taxes) to the extent available from such local taxing authority. Seller will also, within seven (7) Business Days following the execution and delivery of this Agreement, submit a written ruling request to the Washington Department of Revenue in the Seller's name and in a form acceptable to Buyer confirming that no Sales Taxes, including retail sales, use, or business and occupation tax, will be owed by any of Buyer, Seller or the LLC in connection with the contribution of the Assets to the LLC, the subsequent sale of the LLC Interest to Buyer, or the LLC's use of the Assets after the contribution (the "Revenue Ruling"). After submitting the request, Seller will use commercially reasonable efforts to obtain the Revenue Ruling prior to the Contribution Time. If Seller obtains a Revenue Ruling but the Revenue Ruling is denied or later determined to be inapplicable with respect to the Sales Taxes for any reason other than a factual misstatement, representation or omission in Seller's Revenue Ruling application, Seller and Buyer shall pay equally all obligations arising out of or relating to the Sales Taxes and any failure to pay or timely pay any Sales Taxes. If the Revenue Ruling is later determined to be inapplicable due to a factual misstatement, representation or omission in Seller's Revenue Ruling application, Seller shall be fully responsible for all obligations arising out of or relating to the Sales Taxes and any failure to pay or timely pay any Sales Taxes.

      6.9 Further Assurances; Satisfaction of Covenants. Seller and Buyer each shall execute such documents and other papers and take or cause to be taken such further action as may be reasonably required to carry out the provisions hereof and to consummate and make effective the transactions contemplated hereby. Seller and Buyer shall each use commercially reasonable efforts to satisfy each of its covenants and obligations under this Agreement and to satisfy each condition to Closing it is required to satisfy hereunder, subject to the terms and conditions contained herein.

      6.10 Noncompetition Agreement. Seller agrees that, prior to the second anniversary of the Closing Date it will not, and will not cause or permit Charter Communications, Inc. or any controlled Affiliate of Charter Communications, Inc. to, without the written consent of Buyer, own or operate or otherwise engage in a Competitive Business within any Franchise Area. A "Competitive Business" means any cable television, multichannel multipoint distribution system, direct broadcast satellite, satellite master antenna television or other multi-channel video signal distribution business, high speed data business or business or residential telephony business.

      6.11 Title Commitments and Surveys. Buyer will have the option to obtain, at its own expense, commitments to issue title insurance policies and surveys. Seller shall deliver such reasonable affidavits as are required by Buyer's title company in order to delete the standard printed exceptions relating to mechanics liens and the interests of other parties in possession.

      6.12 No Shop. None of Seller, Charter Communications, Inc., or any of their controlled Affiliates, partners or officers or any agent or representative of any of them will, during the period commencing on the date of this Agreement and ending with the earlier to occur of the Closing or the termination of this Agreement, directly or indirectly: (a) solicit or initiate the submission of proposals or offers from any Person for, (b) participate in any discussions pertaining to or (c) furnish any information to any Person other than Buyer relating to, any direct or indirect acquisition or purchase of all or any portion of the Assets or (d) make information about the System available to any third party in connection with the possible sale of the System or any ownership interests in Seller or the LLC prior to the Closing Date or the date this Agreement is terminated in accordance with its terms.

      6.13 Risk of Loss. The risk of any loss or damage to the System resulting from fire, theft or other casualty (except reasonable wear and tear) will be borne by Seller at all times prior to Closing. If any such loss or damage is sufficiently substantial so as to preclude and prevent resumption of normal operations of any material portion of the System, Seller will promptly notify Buyer in writing of that fact and whether Seller will repair, replace and restore the lost or damaged property to its former condition as soon as practicable at its sole expense. If Seller indicates that it will not so repair, replace and restore the lost or damaged property, then Buyer shall have the right to terminate this Agreement by giving written notice thereof to Seller within thirty (30) days after receipt of such notice from Seller. If Seller agrees to so repair, replace and restore the lost or damaged property, then this Agreement will continue in full force and effect and Seller shall be obligated to effect such repair, replacement and restoration as soon as reasonably practicable; provided, however, that if such repair, replacement or restoration cannot reasonably be completed in all material respects prior to Closing, then
(i) the Closing shall be delayed until such completion in all material respects occurs, and (ii) the Outside Closing Date shall be extended to allow Seller to complete such repair, replacement or restoration, but in no event shall the Outside Closing Date be extended by more than one month.

      6.14 Retention of Books and Records. Following the Closing, Seller shall provide reasonable access to Buyer, the LLC, their counsel, accountants and other authorized representatives during normal business hours to Seller's materials, books, records and documents which relate to the operations of the System prior to the Closing Date and are not included in the Assets as may be reasonably necessary in connection with any legitimate business purpose (including the preparation of tax reports and returns and the preparation of financial statements). Such access will be subject to the generally applicable document retention policies of Seller provided they are not in conflict with any other provision of this Agreement, shall be subject to reasonable advance written notice (not to exceed two (2) Business Days), will be conducted in a manner that is not disruptive to Seller's business in any material respect, and will be subject to any other reasonable limitations, including confidentiality restrictions imposed by Seller.

      6.15 Franchise Consents. If by the date that all conditions contained in
Section 7 have been satisfied or waived by Buyer, (i) Seller shall have obtained Required Consents to transfer to Buyer Franchises covering at least 95% of the System's subscribers to Basic Cable Service but less than 100% of the System's subscribers to Basic Cable Service, and (ii) the Franchises for which consents have not been obtained do not, and applicable Legal Requirements do not, in the reasonable judgment of Buyer prohibit the actions contemplated by this Section 6.15, then the parties shall consummate the Closing in accordance with the following:

            (a) Closing shall occur with respect to, and Seller shall transfer, convey and assign to the LLC (the "Primary Transfer") all Assets other than any Franchises for which Required Consents have not been obtained (such excepted Franchises are referred to herein as the "Retained Franchises"), and the amount of the Purchase Price paid to Seller at Closing shall be reduced by $3,640 for each EBS covered by the Retained Franchises.

            (b) Following the Closing of the Primary Transfer, the parties shall continue to use commercially reasonable efforts to obtain Required Consents for any Retained Franchises in accordance with the terms of this Agreement. As soon as practicable after obtaining a Required Consent for a Retained Franchise, Seller shall transfer, convey and assign such Retained Franchise to the LLC (a "Subsequent Transfer") free and clear of all Encumbrances other than Permitted Encumbrances, and Buyer shall pay to Seller, as the purchase price for such Retained Franchise, a dollar amount equal to $3,640 for each EBS covered by the Retained Franchise being transferred, but in no event shall the purchase price for such Retained Franchise be greater than the reduction for such Retained Franchise in Section 6.15(a). The closing conditions set forth in Section 7 shall apply to any Subsequent Transfer of a Retained Franchise insofar as such conditions relate to such Retained Franchise. If the parties are unable to obtain Required Consents for any Retained Franchise within six (6) months from the Closing Date, then Buyer's obligation to consummate a Subsequent Transfer shall terminate, Seller shall retain the Retained Franchise and the reduction of the Purchase Price for the Retained Franchise shall be final.

            (c) Seller and Buyer shall negotiate in good faith to reach agreement prior to the Closing on a management agreement pursuant to which the LLC will manage all Retained Franchises, which management agreement shall also contain any required signal sharing arrangements (the "Retained Franchise Management Agreement"). The Retained Franchise Management Agreement shall provide that: (i) the LLC will bear all expenses relating to the Retained Franchises and the operation thereof and will receive the net cash flow from the Retained Franchises as its management fee; (ii) Seller will indemnify, defend and hold Buyer harmless from any Claims related to defending any challenges raised with respect to a Retained Franchise or the transactions described in this Section as applied to such Retained Franchise; and (iii) its term will continue with respect to each Retained Franchise until there is a Subsequent Transfer of such Retained Franchise, or such Retained Franchise is revoked as a result of the transactions described in this Section or a court orders the termination of the Retained Franchise Management Agreement with respect to such Retained Franchise.

            (d) If the provisions of this Section 6.15 become operative, the parties agree to use commercially reasonable efforts and act in good faith in taking such actions and negotiating such additional provisions or other agreements, including amendments to this Agreement, as may be necessary or appropriate to carry out the intent of this Section 6.15.

      6.16 Headend Lease. Seller shall, at its sole expense, use commercially reasonable efforts to obtain an extension or renewal of the Headend Lease for a period of at least ten (10) years from the date of Closing on commercially reasonable terms and conditions. Seller shall consult with Buyer regarding the extension or renewal and shall not renew or extend the Headend Lease without Buyer's consent, not to be unreasonably withheld so long as the extension or renewal is in accordance with the previous sentence.

      6.17 Estoppel Certificates. Prior to Closing, Seller shall use its commercially reasonable efforts to obtain estoppel certificates for each Real Property Lease in a form reasonably acceptable to Buyer and its lenders.

      6.18 Transition Services. Seller will provide to Buyer in connection with the System for a period of up to one hundred eighty (180) days following Closing, transition services to allow for the conversion of existing call center, billing system, and all internet support services, including access to and the right to use its billing system, billing call center, internet addresses, software, internet back bone connection, email servers and related fixed assets ("Transition Services"). Seller and Buyer will negotiate in good faith to reach agreement within sixty (60) days after execution of this Agreement to enter into a transition services agreement (the "Transition Services Agreement"), pursuant to which Seller will provide the Transition Services and any other services agreed to by both parties (the "Transition Services Agreement"). The Transition Services Agreement shall provide that the Transition Services will be provided to Buyer at Seller's cost, and in any event, for no more then the amount Seller currently allocates to the System for such services. Within 30 days after execution of this Agreement, Seller shall identify all such services provided by any Person other than Seller for the System and Buyer may then opt to include these services as Transition Services in the Transition Services Agreement. Based on Seller's representations to Buyer, Buyer acknowledges that in order for Buyer to obtain billing-related Transition Services, Buyer would be required on the Closing Date to execute an Interim Letter Agreement with CSG System, Inc. substantially in the form previously provided to Buyer, provided it is understood that Buyer is not obligated under this Agreement to enter into an Interim Letter Agreement.

      6.19 Bank Commitment Letters; Financing. Buyer will use commercially reasonable efforts to obtain written commitments from Buyer's prospective primary lender or lenders (the "Bank Commitment Letters") within thirty (30) days after the date of this Agreement (subject to extension as provided in Section 6.20), sufficient to assure Buyer that, in addition to any other funds to be used by Buyer, funds will be available to Buyer to pay the Purchase Price on the Closing Date, subject to the terms and conditions of such Bank Commitment Letters and this Agreement. Buyer will use commercially reasonable efforts to maintain in force the Bank Commitment Letters obtained by Buyer and to replace any Bank Commitment Letters which are terminated with substantially similar Bank Commitment Letters.

      6.20 Financial Statements. Seller will deliver to Buyer by June 12, 2003 financial statements consisting of unaudited statements of operations and balance sheets relating to the System at December 31, 2001, December 31, 2002 and March 31, 2003 and for the one-year periods and three-month period then ended. If Buyer is not satisfied in its sole discretion with such financial statements, Buyer shall have the right to terminate this Agreement by delivering written notice thereof to Seller within ten (10) Business Days after Seller's delivery of such financial statements. If Seller fails to deliver all of the required financial statements by June 12, 2003, (i) the 30-day period provided in Section 6.19 and Section 11.1(e) shall be extended one day for each day that Seller is late and (ii) if as a result of Seller's failure, Buyer's 10-Business Day period to review such financial statements would expire after June 28, 2003, then the "Liquidated Damages Amount" payable by Buyer will not increase to $2,000,000 until the day after Buyer's 10-Business Day review period expires and Buyer will not be required to make the Supplemental Buyer Deposit until the day after Buyer's 10-Business Day review period expires.

      6.21 Utility Franchises. Seller shall, at its sole expense, file all appropriate applications and other documentation prior to Closing and otherwise use diligent and commercially reasonable efforts to (i) renew any utility franchises with the Washington Department of Transportation that are included in the Assets (including those listed on Schedule 4.7) that have expired or will expire prior to the Closing Date (the "DOT Franchises") on substantially similar terms as the existing utility franchise, and (ii) obtain a utility franchise on commercially reasonable terms for the area of the System which crosses Route 16 and for which no utility franchise has been obtained, as referenced on Schedule
4.7 (the "Route 16 Franchise"). If the Closing occurs and any of the DOT Franchises are expired as of the Closing and/or the Route 16 Franchise has not been obtained prior to the Closing, Seller shall continue to be responsible after the Closing for all costs and expenses and other financial obligations associated with obtaining renewals of the expired DOT Franchises after the Closing and obtaining a Route 16 Franchise after the Closing, in each case in accordance with this Section 6.21.

7. Conditions Precedent To Buyer's Obligations. The obligations of Buyer to consummate the Closing are subject to the satisfaction or waiver, at or prior to the Closing Date (as provided herein), of the following conditions:

      7.1 Representations and Warranties of Seller. As to the representations and warranties of Seller set forth in Section 4, (a) each of those representations and warranties set forth in Section 4 which is expressly stated to be made solely as of the date of this Agreement or another specified date shall be true and correct in all respects as of such date, and (b) each of the other representations and warranties of Seller set forth in Section 4 shall be true and correct in all respects at and as of the time of the Closing as though made at and as of that time, provided, that for purposes of each of clauses (a) and (b) above, the representations and warranties shall be deemed true and correct in all respects to the extent that, after removing concepts of Material Adverse Effect or materiality from all such individual representations and warranties, the aggregate effect of any inaccuracies in such representations and warranties as of the applicable times does not constitute a Material Adverse Effect.

      7.2 Covenants. Seller shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by it prior to or at the Closing.

      7.3 Material Consents. The Material Consents shall have been obtained; provided, however, that this condition will deemed satisfied if the only Material Consents that have not been obtained are Required Consents to transfer to Buyer Franchises covering in the aggregate 5% or less of the System's subscribers to Basic Cable Service.

      7.4 Judgments. There shall not be in effect on the date on which the Closing is to occur any judgment, decree, order or other prohibition having the force of law that would prevent or make unlawful the Closing; provided, that Buyer shall have used commercially reasonable efforts to prevent the entry of any such judgment, decree, order or other legal prohibition and to appeal as expeditiously as possible any such judgment, decree, order or other legal prohibition that may be entered.

      7.5 Material Adverse Change. Since the date of this Agreement, there shall not have been any change that constitutes a Material Adverse Effect.

      7.6 Revenue Ruling. Seller shall have obtained the Revenue Ruling, which shall confirm that no Sales Taxes are due and such Revenue Ruling shall not have been subsequently denied or determined inapplicable.

      7.7 Asset Drop Down. The Asset Drop Down shall have occurred in accordance with Section 2.1(b) and the LLC shall have no liabilities other than the Assumed Liabilities.

      7.8 Headend Lease. One of the following events shall have occurred: either
(a) Seller shall have obtained a renewal or extension of the Headend Lease in accordance with Section 6.16, or (b) Seller shall have delivered written notice to Buyer of Seller's agreement to reduce the Purchase Price by $1,000,000 as a result of Seller's failure to obtain such a renewal or extension of the Headend Lease.

      7.9 Utility Franchises. Either all DOT Franchises shall be unexpired and in full force and effect as of the Closing in accordance with Section 6.21 or Seller shall have complied with its obligations under Section 6.21 and shall have delivered written notice to Buyer of Seller's agreement to bear all of the costs and expenses and other financial obligations associated with obtaining any renewals after the Closing in accordance with Section 6.21. Seller shall have obtained a Route 16 Franchise that is in full force and effect as of the Closing in accordance with Section 6.21 or Seller shall have complied with its obligations under Section 6.21 and shall have delivered written notice to Buyer of Seller's agreement to bear all of the costs and expenses and other financial obligations associated with obtaining a Route 16 Franchise after the Closing in accordance with Section 6.21.

      7.10 Retained Franchise Management Agreement. If Section 6.15 has become operative, the parties shall have reached agreement on the Retained Franchise Management Agreement.

      7.11 Transition Services Agreement. The parties shall have entered into the Transition Services Agreement in accordance with Section 6.18.

      7.12 HSR Act. The requisite waiting period, if any, under the HSR Act shall have expired or terminated.

      7.13 Delivery of Certificates and Documents. Seller shall have furnished to Buyer the following:

            (a) a certificate of an officer of Seller as to: (i) the Seller's partnership agreement and other organization documents; (ii) all actions taken by and on behalf of Seller and its general partners to authorize the execution, delivery and performance of this Agreement and the Related Agreements; and (iii) the incumbency of officers signing this Agreement and any Related Agreement on behalf of Seller;

            (b) a certificate of an officer of Seller, certifying on behalf of Seller that the conditions set forth in this Section 7 have been met;

            (c) the Bill of Sale and Assignment and Assumption Agreement and such other transfer instruments as Buyer may deem reasonably necessary to convey all of the Assets to the LLC and to perfect the LLC's right in and to the Assets, all in a form reasonably acceptable to Buyer and Seller, duly executed by Seller;

            (d) an assignment of the LLC Interest in a form reasonably acceptable to Buyer and Seller, duly executed by Seller;

            (e) copies of all Required Consents obtained on or prior to Closing;

            (f) evidence reasonably satisfactory to Buyer that all Encumbrances affecting or encumbering the Assets or the LLC Interest (other than Permitted Encumbrances affecting or encumbering the Assets) have been terminated, released or waived, as appropriate, or original instruments in form reasonably satisfactory to Buyer effecting such terminations, releases or waivers;

            (g) the Indemnity Escrow Agreement, in a form consistent with
Section 3.1 and otherwise reasonably acceptable to Buyer;

            (h) an opinion letter of Thompson Coburn LLP, counsel for Seller, in a form reasonably acceptable to Buyer, which opinion shall be dated the Closing Date and in a form which will allow Buyer's lenders to rely on such opinion; and

            (i) all other documents as are reasonably necessary to effect the intent of this Agreement and consummate the transactions contemplated hereby.

8. Conditions Precedent to Seller's Obligations. Seller's obligation to consummate the Closing is subject to the satisfaction or waiver at or prior to the Closing Date (as provided herein) of the following conditions:

      8.1 Representations and Warranties of Buyer. As to the representations and warranties of Buyer set forth in Section 5, (a) each of those representations and warranties set forth in Section 5 which is expressly stated to be made solely as of the date of this Agreement or another specified date shall be true and correct in all respects as of such date, and (b) each of the other representations and warranties of Buyer set forth in Section 5 shall be true and correct in all respects at and as of the time of the Closing as though made at and as of that time; provided that for purposes of each of clauses (a) and (b) above, the representations and warranties shall be deemed true and correct in all respects to the extent that, after removing concepts of material adverse effect or materiality from all such individual representations and warranties, the aggregate effect of any inaccuracies in such representations and warranties as of the applicable times does not reflect a material adverse change in Buyer's ability to perform its obligations under this Agreement.

      8.2 Covenants. Buyer shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by Buyer prior to or at the Closing.

      8.3 Judgments. There shall not be in effect on the date on which the Closing is to occur any judgment, decree, order or other prohibition having the force of law that would prevent or make unlawful the Closing; provided that Seller shall have used commercially reasonable efforts to prevent the entry of any such judgment, decree, order or other legal prohibition and to appeal as expeditiously as possible any such judgment, decree, order or other legal prohibition that may be entered.

      8.4 Retained Franchise Management Agreement. If Section 6.15 has become operative, the parties shall have reached agreement on the Retained Franchise Management Agreement.

      8.5 HSR Act. The requisite waiting period, if any, under the HSR Act shall have expired or terminated.

      8.6 Delivery of Certificates and Documents. Buyer shall have furnished to Seller the following:

            (a) a certificate of an officer of Buyer certifying that the conditions set forth in this Section 8 have been met;

            (b) counterparts of the documents specified in Section 7.13 above which, by their terms, require execution by Buyer, duly executed by Buyer;

            (c) all other documents as are reasonably necessary to effect the intent of this Agreement and consummate the transactions contemplated hereby;

            (d) an opinion letter of Dow, Lohnes & Albertson, PLLC, counsel for Buyer, in a form reasonably acceptable to Seller, which opinion shall be dated the Closing Date; and

            (e) the Indemnity Escrow Agreement, in a form consistent with
Section 3.1 and otherwise reasonably acceptable to Buyer.

      8.7 Purchase Price. Buyer shall have delivered the Purchase Price as provided in Section 3.3.

      8.8 Transition Services Agreement. The parties shall have entered into the Transition Services Agreement in accordance with Section 6.18.

9. Survival of Representations and Warranties. The representations and warranties of the parties provided for in this Agreement shall survive the Closing (notwithstanding any investigation by or knowledge of any party) for a period of fifteen (15) months, except representations and warranties relating to environmental matters, title to Real Property, title to the LLC Interest, Taxes, title to Assets other than Real Property or authority, which representations and warranties shall survive the Closing for the duration of the applicable statute of limitations (the "Indemnity Period"). No Claim for indemnification for breach of a representation or warranty may be asserted after the expiration of the applicable Indemnity Period; provided, that the written assertion of any Claim by a party against the other hereunder with respect to the breach or alleged breach of any representation, warranty (or of a series of facts which would support such breach) shall extend the Indemnity Period with respect to such claim through the date such claim is conclusively resolved.

10.   Indemnification.

      10.1 Indemnification by Buyer. Subject to the provisions of this Section 10, Buyer agrees to indemnify, defend and hold harmless Seller, after the Closing, from and against any and all Claims (as defined herein) to the extent such Claims are based upon, arise out of or are related to (i) a breach of any representation or warranty, or any failure to perform or comply with any of the covenants, conditions or agreements of Buyer set forth in this Agreement or in any Related Agreement, (ii) the assertion of any Claim or legal action against Seller by any Person or Governmental Authority based upon, arising out of or relating to the ownership or operation of the Assets occurring, arising or accruing after the Closing, or (iii) the Assumed Liabilities.

      10.2 Indemnification by Seller. Subject to the provisions of this Section 10, Seller agrees to indemnify, defend and hold harmless Buyer and the LLC, after the Closing, from and against any and all Claims to the extent such Claims are based upon, arise out of or relate to (i) a breach of any representation or warranty, or any failure to perform or comply with any of the covenants, conditions or agreements of Seller or its Affiliates set forth in this Agreement or in any Related Agreement, (ii) the assertion of any Claim or legal action against Buyer or the LLC by any Person or Governmental Authority based upon, arising out of or relating to the ownership or operation of the Assets occurring, arising or accruing prior to the Closing (other than the Assumed Liabilities), or (iii) the Excluded Liabilities.

      10.3 Assertion of Claims.

            (a) If Buyer or Seller believes that it has a claim for indemnification, it shall notify the other promptly in writing describing such claim with reasonable particularity and containing a reference to the provisions of this Agreement under which such claim has arisen.

            (b) As used in this Section 10, the word "Claim" shall mean any and all liabilities, obligations, losses, damages, deficiencies, demands, claims, fines, penalties, interest, assessments, judgments, actions, proceedings and suits of whatever kind and nature and all costs and expenses relating thereto (including, without limitation, reasonable attorneys' fees incurred in connection with the investigation or defense thereof or in asserting rights hereunder).

            (c) No provision of this Agreement is intended to confer any third party beneficiary rights, including but not limited to any extension of any statute of limitations pertaining to suits, actions or proceedings brought by third parties.

      10.4 Notice of and Right to Defend Third Party Claims. Promptly upon receipt of notice of any Claim or the commencement of any suit, action or proceeding by a third party in respect of which indemnification may be sought on account of an indemnity agreement contained in Section 10.1 and 10.2, the party seeking indemnification (the "Indemnitee") shall give notice in writing to the party from whom indemnification is sought (the "Indemnitor"). The omission by such Indemnitee to so notify promptly such Indemnitor of any such Claim or action shall not relieve such Indemnitor from any liability which it may have to such Indemnitee in connection therewith. In case any Claim shall be asserted or any suit, action or proceeding commenced against an Indemnitee, the Indemnitor will be entitled to participate therein, and, to the extent that it may wish, subject to Indemnitor's written confirmation of its indemnity obligations hereunder with respect to such Claim, to assume the defense or conduct the settlement thereof. Anything herein to the contrary notwithstanding, Indemnitor shall not be entitled to settle any such suit, action or proceeding without Indemnitee's consent, which consent shall not be unreasonably withheld. After notice from the Indemnitor to the Indemnitee of its election so to assume the defense, conduct or settlement thereof (along with its written confirmation of its indemnity obligations), the Indemnitor will not be liable to the Indemnitee for any legal or other expenses subsequently incurred by the Indemnitee to employ separate counsel in connection with the defense, conduct or settlement thereof following such notice. The Indemnitee will reasonably cooperate with the Indemnitor in connection with any such claim assumed by the Indemnitor to make available to the Indemnitor all Persons and all pertinent information under the Indemnitee's control.

      10.5 Limitations of Liability.

            (a) The amount of any Claim indemnifiable by an Indemnitor pursuant to Section 10.1 or 10.2 shall be reduced by the amount of any insurance proceeds resulting from the subject matter of such claim received by the Indemnitee in respect of such claim.

            (b) Seller shall not be required to indemnify Buyer under Section
10.2 with respect to Claims arising from breaches of Seller's representations or warranties hereunder (excluding any breach that was fraudulent or intentional), and Buyer shall not be required to indemnify Seller under Section 10.1 with respect to Claims arising from Buyer's representations or warranties hereunder (excluding any breach that was fraudulent or intentional), until the aggregate amount of all such Claims against Seller or Buyer, as the case may be, exceeds the aggregate amount of $250,000 (the "Indemnification Threshold"), in which case the indemnifying party shall only be liable for the amount of all Claims in excess of the Indemnification Threshold; provided, however, that Seller's Indemnification Threshold shall not be applicable to any breach of Seller's representations and warranties in Sections 4.2 and 4.25.

            (c) Seller's aggregate liability to Buyer for Claims arising from breaches of Seller's representations and warranties hereunder shall be limited to the aggregate amount of $5,000,000 (the "Indemnification Ceiling"); provided, however, that Seller's Indemnification Ceiling shall not be applicable to any breach of Seller's representations and warranties in

Sections 4.2 and 4.25. Buyer's liability to Seller for Claims arising out of breaches of its representations and warranties hereunder shall be limited to the aggregate amount of $5,000,000.

      10.6 Exclusive Remedy. After the Closing, the remedies provided for in this Section 10 are exclusive and shall be in lieu of all other remedies for any breach of any representation, warranty, covenant, obligation or other provision of this Agreement; provided, however, that the foregoing clause of this sentence shall not be deemed a waiver by either party of any right to specific performance or injunctive relief.

11.   Termination.

      11.1 Termination. This Agreement shall terminate automatically at 11:59 p.m. on the Outside Closing Date without any further action of the parties if the Closing hereunder has not taken place on or before the Outside Closing Date. This Agreement otherwise may be terminated prior to the Closing only in accordance with the following:

            (a) At any time by mutual consent of Seller and Buyer;

            (b) By Seller or by Buyer, at any time, if the other party is in material breach or material default of its covenants and agreements under this Agreement and the party in breach or default does not cure such breach or default within 30 days after written notice thereof is delivered to the non-terminating party; provided that the terminating party is not also in material breach or material default hereunder;

            (c) By Seller or by Buyer, if the representations and warranties of the other party are not true and correct in all respects (or, with respect to representations and warranties made as of a specific date, are not true and correct in all respects as of such date), and such failure is not cured (i) within 60 days after written notice thereof is delivered to the non-terminating party, or (ii) by the Outside Closing Date, whichever of (i) or (ii) is earlier; provided that all of the representations and warranties of the terminating party are true and correct in all respects; and provided, further, that for purposes of this Section 11.1(c), the representations and warranties of a party shall be deemed true and correct in all respects to the extent that, after removing concepts of Material Adverse Effect or materiality from all such individual representations and warranties, the aggregate effect of any inaccuracies in such representations and warranties as of the applicable times does not constitute a Material Adverse Effect;

            (d) By Seller or by Buyer, at any time, provided that the terminating party pays to the other party the applicable Liquidated Damages Amount (determined by reference to the date the notice of termination is received by the non terminating party) on or before the first Business Day after the day on which the notice of termination is received by the non-terminating party by release of the applicable Buyer Escrow Amount in the case of termination by Buyer or by the wire transfer of immediately available funds in the case of termination by Seller;

            (e) By Seller, if Buyer has not delivered the Bank Commitment Letters to Seller within thirty (30) days after the date of this Agreement (subject to extension as provided in Section 6.20), whereupon Buyer shall pay to Seller the Liquidated Damages Amount of $100,000 by release of such amount from the Buyer Escrow Amount on or before the first Business Day after the day on which the notice of termination is received by Buyer as set forth below; provided, Seller must notify Buyer of its intent to exercise its termination right no later than ten (10) days after such 30-day period (as extended if applicable) has expired;

            (f) By Buyer, in accordance with Section 6.13 or 6.20; and

            (g) By Buyer, if, prior to any termination of this Agreement, Seller or its Affiliates shall have agreed to sell all or any material portion of the Assets to any Person other than Buyer.

      11.2 Surviving Obligations. In the event of termination of this Agreement by either Buyer or Seller pursuant to this Section 11, prompt written notice thereof shall be given to the other party (except no notice shall be required in the event of termination of this Agreement in accordance with the first sentence of Section 11.1); and this Agreement shall terminate without further action by any of the parties hereto. In such event, neither party shall have any further obligation or liability to the other party pursuant to or by reason of this Agreement, except for such party's obligations set forth in Sections 3.2 (with respect to the release of the Buyer Escrow Amount), 4.22, 5.5, 6.2(b), 6.4, 11.1, 11.2, 11.3, 12, 20, 21 (with respect to a violation of Section 6.2(b)) and 22.

      11.3 Attorney's Fees. Notwithstanding any provision in this Agreement that may limit or qualify a party's remedies, but subject to Section 22, in the event of a default by any party that results in a lawsuit or other proceeding for any remedy available under this Agreement, the prevailing party shall be entitled to reimbursement from the defaulting party of its reasonable legal fees and expenses.

12. Expenses. Except as otherwise provided in this Agreement, each party shall pay its own expenses incurred in connection with the authorization, preparation, execution and performance of this Agreement, including all fees and expenses of counsel, accountants, agents and other representatives.

13. Entire Agreement. Buyer and Seller agree that this Agreement, including the Schedules and all Exhibits hereto and any other written document or instrument delivered in connection herewith, including the Related Agreements, constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior understandings and agreements with respect thereto.

14. Parties Obligated and Benefited. Subject to the limitations set forth below, this Agreement will be binding upon the parties and their respective assigns and successors in interest and will inure solely to the benefit of the parties and their respective assigns and successors in interest, and no other Person will be entitled to any of the benefits conferred by this Agreement. Without the prior written consent of the other parties, no party will assign any of its rights under this Agreement or delegate any of its duties under this Agreement, except that Buyer may assign its rights under Section 10 of this Agreement to its lenders to the extent required by such lenders.

15. Notices. All notices, requests, consents, and other communications under this Agreement shall be in writing and shall be delivered in person or mailed by first-class certified or registered mail, return receipt requested, postage prepaid, by reputable overnight mail or courier or by telecopier, in either case, with receipt confirmed, addressed as follows:

If to Seller:     Charter Communications VII, LLC
                  12405 Powerscourt Drive
                  St. Louis, MO 63131
                  Telephone: 314-965-0555
                  Telecopy: 314-965-8793
                  Attention:  Curtis S. Shaw, Esq.
                              Senior Vice President and
                              General Counsel

With a copy to:   Thompson Coburn LLP
                  One US Bank Plaza
                  St. Louis, Missouri 63101
                  Telephone:  314-552-6000
                  Telecopy:   314-552-7000
                  Attention:  Thomas A. Litz, Esq.

If to Buyer:      WaveDivision Holdings, LLC
                  401 Kirkland Park Place, Suite 313
                  Kirkland, WA  98033
                  Telephone:  425-576-8200
                  Telecopy:   425-564-0412
                  Attention:  Steven Weed, Chief Executive Officer

With a copy to:   Dow, Lohnes & Albertson, PLLC
                  1200 New Hampshire Ave, NW, Suite 800
                  Washington, DC 20036
                  Telephone:  202-776-2000
                  Telecopy:   202-776-2222
                  Attention:  J. Kevin Mills, Esq.

With a copy to:   Sandler Capital Management
                  767 Fifth Avenue, 45th Floor
                  New York, New York 10153
                  Telephone:  212-754-8135
                  Telecopy:   212-826-0280
                  Attention:  William A. Bianco, Esq.

or at such other address or addresses as may have been furnished in writing by any party to the others in accordance with the provisions of this Section.

Notices and other communications provided in accordance with this Section shall be deemed delivered upon receipt. The furnishing of any notice or communication required hereunder may be waived in writing by the party entitled to receive such notice. Failure or delay in delivering copies of any notice to persons designated above to receive copies shall in no way adversely affect the effectiveness of such notice or communication.

16. Amendments and Waivers. Except as otherwise expressly set forth in this Agreement, any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of Seller and Buyer. Any amendment or waiver effected in accordance with this Section 16 shall be binding upon each party. No waivers of or exceptions to any term, condition or provision of this Agreement, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such term, condition or provision.

17. Severability. If any provision of this Agreement shall be held or deemed to be, or shall in fact be, invalid, inoperative or unenforceable because of the conflict of such provision with any constitution or statute or rule of public policy or for any other reason, such circumstance shall not have the effect of rendering any other provision or provisions herein contained invalid, inoperative or unenforceable, but this Agreement shall be reformed and construed as if such invalid, inoperative or unenforceable provision had never been contained herein and such provision reformed so that it would be valid, operative and enforceable to the maximum extent permitted.

18. Section Headings and Terms. The section headings in this Agreement are for convenience and reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

19. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument, and shall become effective when counterparts which together contain the signatures of each party hereto shall have been delivered to Seller and Buyer.

20. Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the law (without giving effect to the law governing the principles of conflicts of law) of the State of Delaware.

21. Specific Performance. The parties hereto acknowledge that, prior to Closing with respect to any violation of Section 6.2(b) only, and after the Closing with respect to any violation of any provision of this Agreement, money damages are not an adequate remedy for violations of this Agreement and that any party may, in its sole discretion, apply to a court of competent jurisdiction for specific performance or injunctive or other relief (without the posting of any bond or other security) as such court may deem just and proper in order to enforce this Agreement or prevent any violation hereof by any of the parties hereto and, to the extent permitted by applicable Legal Requirements, each party hereof waives any objection to the imposition of such relief. Any such specific or equitable relief granted shall not be exclusive and an Indemnitee shall also be entitled to seek money damages.

22. Liquidated Damages. The parties acknowledge the inherent difficulty in calculating the appropriate amount of money damages arising from a party's breach of this Agreement prior to the termination of this Agreement in accordance with its terms. Accordingly, the parties hereto agree that, notwithstanding any other provision of this Agreement, a party's maximum aggregate liability for all breach(s) of this Agreement prior to the termination of this Agreement in accordance with its terms shall not exceed the applicable Liquidated Damages Amount (determined, except for termination pursuant to Section 11(e), by reference to the date that notice of termination of this Agreement is received by the non-terminating party). To the extent that a party exercises its right to terminate this Agreement pursuant to Section 11.1 and the applicable Liquidated Damages Amount is paid to the appropriate party pursuant to such Section, the party paying such Liquidated Damages Amount shall not have any further liability under this Agreement and such payment shall constitute full payment and the exclusive remedy against the paying party, except for any breach of any provision of this Agreement that survives the termination of this Agreement as provided in Section 11.2 and only if such breach occurs after the date of the termination of this Agreement. The applicable Liquidated Damages Amount shall be paid to Seller if Seller terminates this Agreement pursuant to Section 11.1(b), 11.1(c) or 11.1(e) or if Buyer terminates this Agreement pursuant to Section 11.1(d) by release of the applicable Buyer Escrow Amount in accordance with
Section 3.2, and shall be paid to Buyer if Buyer terminates this Agreement pursuant to Section 11.1(b), 11.1(c) or 11.1(g) or if Seller terminates this Agreement pursuant to Section 11.1(d).

23. Cooperation. The parties agree to cooperate and use reasonable efforts to fulfill obligations imposed under this Agreement. This shall include delivery of documents in a prompt manner.


                            [Signature Page Follows]

      IN WITNESS WHEREOF, the parties have executed this Purchase Agreement as of the date and year first above written.

                                    SELLER:

                                    FALCON VIDEO COMMUNICATIONS, L.P.



                                    By:
                                       ---------------------------------------
                                       Name:
                                       Title:


                                    BUYER:

                                    WAVEDIVISION HOLDINGS, LLC



                                    By:
                                       ---------------------------------------
                                       Name:
                                       Title:


ACKNOWLEDGED AND AGREED
(for purposes of Sections 6.10, 6.12 and 6.18)

CHARTER COMMUNICATIONS, INC.


By:
   -------------------------------------------
   Name:
   Title:

                                LIST OF SCHEDULES

Schedules

Schedule 1                  Description of System
Schedule 2.1(c)(viii)       Excluded Software Licenses
Schedule 2.1(c)(ix)         Affiliate Agreements
Schedule 2.1(c)(x)          Excluded Assets
Schedule 4.3                Conflicting Agreements of Seller
Schedule 4.4                Consents
Schedule 4.6                Certain Changes
Schedule 4.7                Real Property; Leases
Schedule 4.8                Personal Property
Schedule 4.10               Governmental Authorizations
Schedule 4.11               Other Agreements; System Contracts
Schedule 4.12               Pole Attachment Agreements; Related Agreements
Schedule 4.13               Retransmission Consent and Must-Carry; Rate
                            Regulation; Copyright Compliance
Schedule 4.14               Litigation
Schedule 4.16               Tax Returns
Schedule 4.17(a)            Employee Benefit Plans
Schedule 4.17(d)            Multiemployer Plan
Schedule 4.18(b)            Labor Relations
Schedule 4.18(d)            Union Activity
Schedule 4.18(e)            Employee Information
Schedule 4.20               Bonds, Guaranties and Letters of Credit
Schedule 4.21(a)            Information on the System and Subscribers
Schedule 4.21(b)            Rate Card and Channel Line Up
Schedule 4.22               Broker; Brokers' Fees
Schedule 4.23               Accounts Receivable
Schedule 5.3                Conflicting Agreements of Buyer
Schedule 6.6(a)             Employees on Leave Status
Schedule 6.6(c)             Vacation and Sick Leave Policies